Exhibit 10.1

Execution Version

LONAFARNIB ASSET PURCHASE AGREEMENT

by and between

EIGER INNOTHERAPEUTICS, INC., as Purchaser,

and

EIGER BIOPHARMACEUTICALS, INC., as Seller

Dated as of August 1, 2024

Table of Contents

ARTICLE 1. DEFINED TERMS		1

1.1	Defined Terms	1
1.2	Other Definitional and Interpretive Matters	15

ARTICLE 2. THE PURCHASE AND SALE; CLOSING		17

2.1	Purchase and Sale	17
2.2	Excluded Assets	19
2.3	Assumption of Liabilities	20
2.4	Excluded Liabilities	21
2.5	Excluded Contracts	21
2.6	Nontransferable Assets and Liabilities	21
2.7	Closing	21
2.8	Closing Deliveries of the Parties	22
2.9	Purchase Price; Assumed Liabilities; Deposits	22
2.10	Transfer Taxes	23
2.11	Allocation of Purchase Price	23
2.12	Escrow Accounts	24
2.13	Tax Withholding	24

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE SELLER		24

3.1	Organization, Good Standing and Other Matters	24
3.2	Authority and Enforceability	24
3.3	No Conflict; Required Filings and Consents	25
3.4	Compliance With Laws	25
3.5	Permits	26
3.6	Litigation	26
3.7	Real Property	26
3.8	Assigned Contracts	26
3.9	Financial Statements	26
3.10	Absence of Material Developments	26
3.11	Customers and Suppliers	26
3.12	Intellectual Property	27
3.13	Taxes	27
3.14	Product Liability	27
3.15	Product Warranties; Product Return	28
3.16	Brokers and Finders	28
3.17	Virology Studies	28
3.18	No Other Representations or Warranties	28

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER		28

4.1	Organization, Good Standing and Other Matters	28
4.2	Authority and Enforceability	29
4.3	No Conflict: Required Filings and Consents	29
4.4	Financing	29
4.5	Solvency	29
4.6	Litigation	30
4.7	Brokers and Finders	30
4.8	Non-Reliance of Purchaser; No Other Representations and Warranties	30
4.9	No Other Representations or Warranties	30

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ARTICLE 5. BANKRUPTCY COURT MATTERS		31

5.1	Competing Transaction	31
5.2	Bankruptcy Court Filings	31
5.3	Assumption of Assigned Contracts	32
5.4	Disputed Contracts	33
5.5	Previously Unknown and Previously Excluded Contracts	34

ARTICLE 6. PRE-CLOSING COVENANTS		35

6.1	Conduct of Business	35
6.2	Access to Information; Confidentiality	36
6.3	Efforts to Consummate	37
6.4	Notices and Consents	37
6.5	Regulatory Matters	37
6.6	Public Announcements	38
6.7	Update of Schedules; Knowledge of Breach	38

ARTICLE 7. POST-CLOSING COVENANTS		39

7.1	Access to Information; Books and Records	39
7.2	Post-Closing Receipt and Possession of Assets	39
7.3	Tax Matters	39
7.4	Wrong Pockets	40
7.5	Purchased Intellectual Property and Purchased Product Information	40

ARTICLE 8. CONDITIONS PRECEDENT		47

8.1	Conditions to Each Party’s Obligation	47
8.2	Conditions to Obligations of Purchaser	47
8.3	Conditions to Obligations of the Seller	48
8.4	Waiver of Condition; Frustration of Conditions	48
8.5	Delivery of a Notice of Readiness to Close	48

ARTICLE 9. TERMINATION		48

9.1	Events of Termination	48
9.2	Effect of Termination	50
9.3	Termination Fee and Expense Reimbursement	50

ARTICLE 10. GENERAL PROVISIONS		51

10.1	Survival of Representations, Warranties and Covenants	51
10.2	Entire Agreement	51
10.3	Amendment; No Waiver	51
10.4	Severability; Specific Versus General Provisions	52
10.5	Expenses and Obligations	52
10.6	Notices	52
10.7	Counterparts	53
10.8	Governing Law	53
10.9	Submission to Jurisdiction; Consent to Service of Process	53
10.10	Waiver of Jury Trial	54
10.11	Rights Cumulative	54
10.12	Assignment	54
10.13	Specific Enforcement; Remedies	54
10.14	Third-Party Beneficiaries	55
10.15	No Personal Liability of Directors, Officers and Owners	55
10.16	General Release	55
10.17	Legal Representation	56

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EXHIBITS
Exhibit A	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit B	Escrow Agreement
Exhibit C	Form of Intellectual Property Assignment Agreement

SCHEDULES
Schedule 1.1(a)	Permitted Liens
Schedule 2.1(a)	Assigned Contracts
Schedule 2.1(c)	Transferred Regulatory Information
Schedule 2.1(h)	Raw Materials and Inventory
Schedule 2.11(a)	Preliminary Allocation Schedule
Schedule 3.3	Seller Conflict; Required Filings and Consents
Schedule 3.10	Absence of Material Developments
Schedule 3.11	Customers and Suppliers
Schedule 3.12(a)	Intellectual Property Registrations
Schedule 3.12(b)	Intellectual Property Agreements
Schedule 3.14	Product Liability
Schedule 3.18	Inventory Locations and Storage Contracts
Schedule 4.3	Purchaser Conflict; Required Filings and Consents
Schedule 6.1	Conduct of Business
Schedule 6.4	Notices and Consents
Schedule 7.6	Transition Activities
Schedule 7.10(d)(1)	Pharmacovigilance Services Prior to Lonafarnib IND Transfer Date
Schedule 7.10(d)(2)	Pharmacovigilance Services After Lonafarnib IND Transfer Date
Schedule 7.15	Cross-Over Contracts

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LONAFARNIB ASSET PURCHASE AGREEMENT

THIS LONAFARNIB ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 1, 2024 (the “Agreement Date”) is entered into by and between Eiger InnoTherapeutics, Inc., a Delaware corporation (“Purchaser”) and Eiger BioPharmaceuticals, Inc., a Delaware corporation (the “Seller”).

RECITALS

WHEREAS, on April 1, 2024 (the “Petition Date”) the Seller and certain of its Affiliates filed voluntary petitions for relief under chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”), thereby commencing Chapter 11 cases (collectively, the “Bankruptcy Cases”);

WHEREAS, the Seller is a debtor-in-possession under the Bankruptcy Code and manages its properties and assets pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, the Seller is engaged in the Business and owns, directly or indirectly, all of the Transferred Assets;

WHEREAS, the Seller desires to sell (or cause to be sold) to Purchaser, and Purchaser desires to purchase from the Seller, all of the Transferred Assets Free and Clear, and the Seller desires Purchaser to assume, and Purchaser desires to assume from the Seller, all of the Assumed Liabilities, in each case upon the terms and subject to the conditions hereof, pursuant to a Sale Order and Sections 105(a), 363 and 365 of the Bankruptcy Code and Rules 6004 and 6006 of the Federal Rules of Bankruptcy Procedure;

WHEREAS, the transactions contemplated by this Agreement and the Related Documents are subject to approval by the Bankruptcy Court and will only be consummated pursuant, among other things, to the Sale Order to be entered in the Bankruptcy Cases; and

WHEREAS, concurrently with the execution of this Agreement, Purchaser shall deposit (or cause to be deposited) an aggregate amount equal to the Deposit Escrow Amount into an escrow account (the “Deposit Escrow Account”) to be established and maintained by Escrow Agent pursuant to the Escrow Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1.

DEFINED TERMS

1.1 Defined Terms. The following terms shall have the following meanings in this Agreement:

“Action” means any action, proceeding, arbitration or litigation (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator.

“AEs” has the meaning set forth in Section 7.10(a).

“Affiliate” of any particular Person means any other Person directly or indirectly controlling, controlled by or under common control with such particular Person. For purposes of this Agreement, the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of a Person, or the right to receive fifty percent (50%) or more of the profits or earnings of a Person shall be deemed to constitute control. Such other relationship as in fact results in actual control over the management, business and affairs of a Person shall also be deemed to constitute control.

“Agreement” has the meaning set forth in the preamble.

“Agreement Date” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.11(a).

“Alternate Transaction” has the meaning set forth in Section 9.1(b).

“Applicable Law” means, with respect to any Person, any federal, provincial, state, local law, ordinance, principle of common law, code, regulation or statute applicable to such Person or such Person’s subsidiaries or to any of their respective securities, assets, properties or businesses.

“Asset Taxes” means any Taxes with respect to the ownership or operation of the Transferred Assets other than (a) Taxes based on net or gross income, and (b) Transfer Taxes.

“Assigned Contracts” has the meaning set forth in Section 2.1(a).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumption Notice” has the meaning set forth in Section 5.3(a).

“Attorney-Client Information” has the meaning set forth in Section 10.17.

“Auction” has the meaning set forth in Section 5.2(h).

“Avexitide Buyer” means Amylyx Pharmaceuticals, Inc.

“Avoidance Actions” means any and all avoidance, recovery, subordination, or other claims, actions, rights, or remedies that may be brought by or on behalf of the Seller or its estate or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including, but not limited to, actions or remedies under sections 510, 542, 543, 544, 545, and 547 through and including 553 of the Bankruptcy Code.

“Back-Up Bid” means the second highest or otherwise best bid if the successful bidder fails to consummate its bid in accordance with the Bid Procedures.

“Back-up Termination Date” means the first to occur of (a) thirty (30) days after the entry of the Sale Order, (b) consummation of the Transactions with the winning bidder at the Auction, and (c) October 1, 2024.

“Bankruptcy Cases” has the meaning set forth in the Recitals.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Base Price” means $5,200,000.

“Bid Procedures” means those certain bidding procedures for the sale of the Seller’s assets approved by the Bankruptcy Court as filed at Docket No. 119.

“Bid Procedures Order” means that certain Order entered by the Bankruptcy Court at Docket No. 94 approving the Bid Procedures.

“Bill of Sale and Assignment and Assumption Agreement” means the bill of sale and assignment and assumption agreement, dated as of the Closing Date, by and between the Seller and Purchaser, in substantially the form attached hereto as Exhibit A and acceptable to Purchaser.

“Biorasi Contract” means any Contract with Biorasi LLC.

“BMS License Agreement” means that certain License Agreement, dated April 20, 2016, between the Seller and Bristol-Myers Squibb Company.

“Business” means the business as presently conducted of the Seller Group related to the Development, Manufacture, and Commercialization of Lonafarnib Antiviral Products in the Lonafarnib Antiviral Field in the Territory.

“Business Books and Records” means the records and files relating to any Licensed Product in any field (including the Lonafarnib Antiviral Field and Progeria Field) in the possession of, owned by, or under the control (including via license) of the Seller or any of its Affiliates, including such foregoing items that are controlled by Seller or its Affiliates as a result of being held by or on behalf of the Seller or any of its Affiliates (including by or on behalf of any contractors or other service providers acting on behalf of the Seller or any of its Affiliates, directly or indirectly, at any level) as of the Closing Date or at any time thereafter, including without limitation (i) supplier and vendor lists, (ii) promotional materials, and (iii) other business records required to be transferred to Purchaser under Applicable Law. For clarity, Business Books and Records shall exclude Regulatory Information and Data.

“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in San Francisco, California are authorized or required to be closed.

“Business Intellectual Property” means all Owned Intellectual Property Assets together with all other Intellectual Property used in, held for use in, or necessary for the conduct of the Business.

“Closing” has the meaning set forth in Section 2.7.

“Closing Date” has the meaning set forth in Section 2.7.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law.

“Commercialization” has the meaning given to it in the Merck License Agreement.

“Competing Bid” has the meaning set forth in Section 5.1.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 4, 2024, by and between the Seller and Purchaser.

“Consent” means any consent, approval, authorization, waiver or license.

“Contract” means any written agreement, mortgage, indenture, lease (whether for real or personal property), contract or subcontract.

“Contracts List” has the meaning set forth in Section 2.1(a).

“Contracting Parties” has the meaning set forth in Section 10.15.

“Cross-Over Contract Benefited Party” means, with respect to any Cross-Over Contract, the Zokinvy Buyer, the Avexitide Buyer, and/or the Lambda Buyer, as applicable, that benefits, or whose products purchased from Seller or any of its Affiliates benefit, from such Cross-Over Contract.

“Cross-Over Contracts” has the meaning set forth in Section 7.15.

“Cure Amounts” means any and all costs, expenses or actions with respect to defaults existing as of the Petition Date that Purchaser or the Seller, as applicable, are required to pay or perform to assume any of the Assigned Contracts pursuant to section 365(b)(1)(A) and (B) of the Bankruptcy Code or as otherwise agreed between Purchaser or the Seller, as applicable, and the counterparty to an Assigned Contract.

“Data” means (a) any and all clinical, preclinical, non-clinical, toxicology, chemistry, biology, animal, CMC, safety, and other data, databases, information, batch records, laboratory records, and all other data and information, and (b) any and all global and country safety databases, in each case (a) and (b) that relate to any Licensed Compound or Licensed Product in any field (including the Lonafarnib Antiviral Field and Progeria Field), any other Transferred Asset, or any Assumed Liability that is in the possession of, owned by, or under the control (including via license) of the Seller or any of its Affiliates, including such foregoing items that are controlled by Seller or its Affiliates as a result of being held by or on behalf of the Seller or any of its Affiliates (including by or on behalf of any contractors or other service providers acting on behalf the Seller or any of its Affiliates, directly or indirectly, at any level) as of the Closing Date or at any time thereafter.

“Deposit Escrow Account” has the meaning set forth in the Recitals.

“Deposit Escrow Amount” means $260,000.

“Designation Deadline” has the meaning set forth in Section 5.3(b).

“Determined Cure Amounts” means all Cure Amounts for Assigned Contracts, as determined by a final order of the Bankruptcy Court.

“Development” or “Develop” has the meaning given to it in the Merck License Agreement.

“Disputed Contract” has the meaning set forth in Section 5.4.

“Disputed Contract Order” has the meaning set forth in Section 5.4.

“Enforceability Exceptions” means applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Applicable Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

“Environmental Laws” means any Applicable Law relating to pollution or protection of the environment or worker health and safety (in respect of exposure to Hazardous Substances), including such Applicable Laws relating to the use, treatment, storage, disposal, Release or transportation of Hazardous Substances.

“Escrow Agent” means Kurtzman Carson Consultants LLC.

“Escrow Agreement” means the escrow agreement by and between the Seller and the Escrow Agent attached hereto as Exhibit B.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Books and Records” means the following originals and copies of those books and records, documents, data and information (in whatever form maintained) of the Seller Group and the Business: (i) all corporate minute books (and other similar corporate records) and stock records of the Seller Group, (ii) any books and records relating to the Excluded Assets or (iii) any books, records or other materials that any member of the Seller Group (x) is required by Applicable Law to retain (copies of which, to the extent permitted by Applicable Law, will be made available to Purchaser upon Purchaser’s reasonable request), (y) reasonably believes is necessary to enable it to prepare and/or file Tax Returns (copies of which will be made available to Purchaser upon Purchaser’s reasonable request) or (z) are prohibited by Applicable Law from delivering to Purchaser.

“Excluded Contracts” has the meaning set forth in Section 2.5.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Existing Manufacturing Contract” means any Assigned Contract under which the Seller or any of its Affiliates Manufactured or has Manufactured any Licensed Compounds or Lonafarnib Antiviral Products, as identified on Schedule 2.1(a).

“Existing Manufacturing Contract Interim Term” has the meaning set forth in Section 7.11(a).

“Existing Manufacturing Contract Transfer Date” means, with respect to an Existing Manufacturing Contract, the date that is the earlier to occur of (a) November 3, 2024, (b) the date that the Zokinvy Buyer obtains a new agreement for substantially the same services as those provided to Seller by the counterparty under such Existing Manufacturing Contract prior to May 3, 2024, and (c) the date Purchaser and the Zokinvy Buyer agree to arrangements for the supply of Licensed Progeria Product under the Existing Manufacturing Contracts following the assignment thereof to Purchaser.

“Expense Reimbursement” means the reimbursement by the Seller of Purchaser’s actual and reasonable out-of-pocket legal, accounting, and other third-party advisory or service costs and expenses incurred in connection with the Transactions, as evidenced by invoice(s) provided to the Seller, on the terms and subject to the conditions of Section 9.3.

“FDA” means the United States Food and Drug Administration.

“FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended, and any rules, regulations, and requirements promulgated thereunder.

“Field” has the meaning given to it in the Merck License Agreement.

“Final Order” means an Order, judgment or other decree of the Bankruptcy Court or any other Governmental Authority of competent jurisdiction that has not been reversed, vacated, modified or amended, is not stayed and remains in full force and effect; provided that such Order shall be considered a Final Order only after the time period for third parties seeking appeal has expired without the filing of any appeal or motion for reconsideration.

“Free and Clear” means free and clear of all Liens and Excluded Liabilities (other than the Permitted Liens and the Assumed Liabilities) to the maximum extent permitted by Section 363(f) of the Bankruptcy Code.

“GAAP” means generally accepted accounting principles in the United States as of the Agreement Date.

“General Business Books and Records” means, excluding Transferred Business Books and Records and Business Books and Records that exclusively relate to the Licensed Progeria Product, any and all Business Books and Records that relate to any Licensed Product.

“General Licensed Product Data” means, excluding Transferred Data and Licensed Progeria Product Data, any and all Data that relate to any Licensed Product.

“General Licensed Product Regulatory Information” means, excluding Transferred Regulatory Information and Licensed Progeria Product Regulatory Information, any and all Regulatory Information that relate to any Licensed Product.

“Global Safety Databases” means the databases established and owned or controlled (including via license) by Seller or any of its Affiliates, including such databases that are controlled by Seller or its Affiliates as a result of being held by or on behalf of the Seller or any of its Affiliates (including by or on behalf of any contractors or other service providers acting on behalf the Seller or any of its Affiliates, directly or indirectly, at any level) that contain the totality of all current and historic safety data and information with respect to the Licensed Product, including AEs, received, collected, used, held for use by or on behalf of Seller or its Affiliates or the Zokinvy Buyer or its Affiliates (including by or on behalf of any contractors or other service providers acting on its or their behalf, directly or indirectly, at any level), or pursuant to the Merck License Agreement or Merck Pharmacovigilance Agreement for drug surveillance, pharmacovigilance, and regulatory safety reporting purposes, including the global safety database that is the central repository of all such safety data and information worldwide and any and all local or territory databases of such safety data and information with respect to a particular country, region, jurisdiction, or territory.

“Global Safety Database Contracts” means any and all Contracts by and between Seller or any of its Affiliates and a Third Party service provider under which any part of the Global Safety Databases is stored or administered, including the Contracts identified as Global Safety Database Contracts on Schedule 7.15.

“Goods” has the meaning set forth in Section 3.14.

“Governmental Authority” means any domestic or foreign national, provincial, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, any court (including the Bankruptcy Court), tribunal, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder (including the IRS and the FDA).

“Hazardous Substances” means any substances, materials or wastes which are defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “pollutants” or “contaminants” under any Environmental Law, including any petroleum or refined petroleum products, radioactive materials, friable asbestos or polychlorinated biphenyls.

“IND” means (i) an Investigational New Drug application filed with the FDA in accordance with the FD&C Act, and (ii) any of its foreign equivalents as filed with the applicable Regulatory Authorities in other countries or regulatory jurisdictions in the world, as applicable, in each case ((i) and (ii)), including all supplements, amendments, variations, extensions, and renewals thereof that may be filed with respect to the foregoing.

“Intellectual Property” means any and all intellectual property and proprietary rights in any jurisdiction throughout the world, including rights arising from the following: (i) patents and patent applications, design rights, industrial design registrations and applications therefor, divisions, continuations, continuations-in-part, reissues, substitutes, renewals, registrations, confirmations, reexaminations, extensions and any provisional applications, and any foreign or international equivalent of any of the foregoing; (ii) trademarks (whether registered, unregistered or applied for), service marks, trade dress, service names, trade names, brand names, product names, slogans, logos, business names, corporate names, and other source or business identifiers, all registrations and applications for registration thereof, and, in each case, together with all of the goodwill associated therewith; (iii) works of authorship, copyrights and all registrations and applications for registration thereof; (iv) trade secrets and Know-How; (v) rights in formulae, methods, techniques, processes, assembly procedures, software, software code (in any form, including source code and executable or object code), subroutines, test results, test vectors, user interfaces, protocols, schematics, specifications, drawings, prototypes, molds and models, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing), and (vi) social media accounts, social media identifiers, internet domain name registrations.

“Intellectual Property Assignment Agreement” means the assignment agreement, dated as of the Closing Date, by and between the Seller and Purchaser, in substantially the form attached hereto as Exhibit C and acceptable to Purchaser.

“Intellectual Property Registrations” means, as to any Owned Intellectual Property Assets, any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including domain names, registered trademarks and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Inventory” has the meaning set forth in Section 2.1(h).

“IQVIA Contract” means any Contract with IQVIA Biotech LLC, IQVIA Clinical AB, IQVIA RDS INC., or Novella Clinical LLC, or any of their Affiliates.

“IRS” means the United States Internal Revenue Service.

“Joint Ownership Agreement” has the meaning set forth in Section 7.13.

“Know-How” means all technical, scientific, manufacturing, and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols; assays; stability reports, production records, test methods, certificates of analyses, development reports, quality and technical agreements, and supplier audit reports and biological methodology; in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other tangible or intangible form now known or hereafter developed.

“Knowledge” means (a) with regard to the Seller, the actual knowledge, without any implication of verification or investigation concerning such knowledge, of Seller’s chief executive officer, chief financial officer, and general counsel, in each case as of the Agreement Date (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) and (b) with regard to Purchaser, the actual knowledge, without any implication of verification or investigation concerning such knowledge, of Purchaser’s chief executive officer as of the Agreement Date (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate).

“Lambda Buyer” means the purchaser of the Seller assets associated with any “Licensed Compound” or “Licensed Product” as such terms are defined in the BMS License Agreement.

“Law Firm” means Sidley Austin LLP and its successors.

“Letter of Authorization” has the meaning set forth in Section 7.9(c).

“Liabilities” means debts, liabilities, duties, obligations or commitments of any nature whatsoever, whether direct or indirect, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, whenever or however arising (including whether arising out of any Contract or in a tort claim based on negligence or strict liability).

“Licensed Compound” has the meaning given to it in the Merck License Agreement.

“Licensed Product” has the meaning given to it in the Merck License Agreement.

“Licensed Product Data” means any and all Data that relates to any Licensed Product.

“Licensed Product Regulatory Information” means any and all Regulatory Information that relates to any Licensed Product.

“Licensed Progeria Product” has the meaning given to it in the Merck License Agreement.

“Licensed Progeria Product Data” means any and all Data that exclusively relate to the Licensed Progeria Product.

“Licensed Progeria Product Regulatory Information” means any and all Regulatory Information that exclusively relate to the Licensed Progeria Product.

“Lien” means all forms of lien (including mechanic’s, contractor’s or other similar liens arising under or relating to the provision of goods or services on or to any Transferred Assets, and liens arising under the Bankruptcy Code), encumbrance, defect or irregularity in title, pledge, mortgage, deed of trust, deed to secure debt, security interest, charge, transfer restriction or similar agreement or encumbrance, including any dedication under any gathering, transportation, treating, processing, fractionating, purchase, sale or similar agreements, or any other rights granted or consensual as or against any Transferred Assets including but not limited to easements, encroachments, rights of first refusal, options, or any other interest or right in property that constitutes a lien or interest within the definition or adjudication of such terms under Section 101(37) of the Bankruptcy Code.

“Lonafarnib Antiviral Field” means the Field, excluding the Progeria Field. For the avoidance of doubt, the Lonafarnib Antiviral Field includes the Lonafarnib HDV Field.

“Lonafarnib Antiviral Products” means any and all Licensed Products for use in the Lonafarnib Antiviral Field, excluding the Licensed Progeria Product for use in the Progeria Field.

“Lonafarnib HDV Field” means the use of the Licensed Compound or Licensed Product for the treatment of Hepatitis D virus infections, including the treatment of patients co-infected with Hepatitis D virus and either or both of Hepatitis C virus and Hepatitis B virus.

“Lonafarnib HDV Products” means any and all Lonafarnib Antiviral Products for use in the Lonafarnib HDV Field.

“Lonafarnib IND” means any and all INDs owned or controlled by Seller or its Affiliates for Lonafarnib Antiviral Products anywhere in the world, including IND # 110,877 for the Lonafarnib HDV Product.

“Lonafarnib IND Transfer Date” means the date on which the transfer of all Lonafarnib INDs by Seller or its Affiliates to Purchaser under this Agreement is complete such that Purchaser is considered the holder of all Lonafarnib INDs by the applicable Regulatory Authority.

“Manufacture” has the meaning given to it in the Merck License Agreement.

“Material Adverse Effect” means a material adverse effect on the business, financial condition or results of operations of the Business (including the Transferred Assets and Assumed Liabilities) taken as a whole; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or may be, a Material Adverse Effect: (a) any change in, or effects arising from or relating to, general business or economic conditions affecting any industry in which the Business operates; (b) any change in, or effects arising from or relating to, the United States or foreign economies, or securities, banking or financial markets in general, or other general business, banking, financial or economic conditions (including (i) any disruption in any of the foregoing markets, (ii) debt defaults or other restructuring events of any country with respect to which bondholders take a discount to the debt of any country or any increases in the interest rates for any country’s debt, (iii) any change in currency exchange rates, (iv) any decline or rise in the price of any security, commodity, contract or index and (v) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the Transactions); (c) any change from, or effects arising from or relating to, the occurrence, escalation or material worsening of any act of God or other calamity, natural disaster, pandemic or disease, outbreak, hostility, act of war, sabotage, cyber-attack or terrorism or military action; (d) any action taken by Purchaser or its Affiliates with respect to the Transactions or with respect to the Business; (e) any action taken, or failed to be taken, by the Seller at the request of or with the consent of Purchaser or otherwise in compliance with the terms of this Agreement or any change from, or effects arising from or relating to, Purchaser’s failure to consent to any action restricted by Section 6.1; (f) any change in, or effects arising from or relating to changes in, Applicable Law or accounting rules (including GAAP) or any interpretation thereof; (g) the failure of the Business to meet any of its projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (whether or not shared with Purchaser or its Affiliates or representatives); (h) national or international political, labor or social conditions; (i) the public announcement of, entry into or pendency of, actions required or contemplated by or performance of obligations under, this Agreement and the Transactions or the identity of the parties to this Agreement; (j) the sale of any assets other than the Transferred Assets to any third parties by a member of the Seller Group or any of their Affiliates; (k) any effect arising or resulting from or related to the filing of the Bankruptcy Cases; (l) any action required to be taken under any Applicable Law or Order or any existing Contract by which any member of the Seller Group’s (or any of their properties) are bound; (m) seasonal changes in the results of operations of the Seller Group; (n) any epidemic, pandemic, outbreak of disease or other public health emergency (including COVID-19) or any escalation or worsening of any such conditions or (o) any objections made in the Bankruptcy Court to this Agreement, the Transactions, the Sale Order or the reorganization, any orders of the Bankruptcy Court and any actions or omissions of the Seller in compliance with any order of the Bankruptcy Court and the assumption or rejection of any Assigned Contract; except in the cause of clauses (a) through (c), (h) and (n), to the extent such conditions, events, changes, crises and disasters, as applicable, do not have a material and disproportionate impact on the Business, taken as a whole, compared to other industry participants (in which case, only the extent of such disproportionate effect shall be taken into account when determining whether there is a Material Adverse Effect).

“Merck” means Merck Sharp & Dohme Corp. (successor-in-interest of Schering Corporation).

“Merck License Agreement” means that certain License Agreement, dated September 3, 2010, by and between the Seller and Merck, and any and all amendments or supplements thereto, including that certain First Amendment, dated January 18, 2011, Amendment to License Agreement, dated June 11, 2013, Amendment #2 to License Agreement, dated November 20, 2014, Amendment #3 to License Agreement, dated March 6, 2015, Amendment #4 to License Agreement, dated June 9, 2015, Amendment #5 to License Agreement, dated December 17, 2015, Amendment #6 to License Agreement, dated May 15, 2018, and Amendment #7 to License Agreement, dated November 3, 2020.

“Merck Pharmacovigilance Agreement” means the Safety Agreement, dated February 24, 2021, by and between the Seller and Merck, including any and all amendments, termination agreement or memo of understanding related thereto.

“Merck Side Letter” means the letter agreement, dated as of the Closing Date, by and between the Seller, Purchaser and Merck, in a form reasonably acceptable to Purchaser.

“NDA” means, with respect to a pharmaceutical product, a New Drug Application submitted to the FDA in accordance with the FD&C Act, and the rules and regulations promulgated thereunder, or any analogous application or submission with any Regulatory Authority outside of the United States.

“Non-Transferred Asset” has the meaning set forth in Section 2.6(a).

“Nonparty Affiliates” has the meaning set forth in Section 10.15.

“Notice of Readiness to Close” has the meaning set forth in Section 8.5.

“Order” means any award, decision, injunction, judgment, ruling or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator.

“Organizational Documents” means (a) the articles or certificates of incorporation and the by-laws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the operating or limited liability company agreement and the certificate of formation of a limited liability company, (e) any charter, joint venture agreement or similar document adopted or filed in connection with the creation, formation or organization of a Person not described in clauses (a) through (d), and (f) any amendment to or equivalent of any of the foregoing.

“Outside Date” has the meaning set forth in Section 9.1(i).

“Owned Intellectual Property Assets” means the Intellectual Property owned or purported to be owned by any member of the Seller Group that is used in, held for use in, or related to, the conduct of the Business as currently conducted or proposed to be conducted, including any Intellectual Property related to a combination of the “Licensed Compound” or “Licensed Product” as such terms are defined in the Merck License Agreement with the “Licensed Compound” or “Licensed Product” as such terms are defined in the BMS License Agreement.

“Permit” means all permits, authorizations, certificates, franchises, consents and other approvals from any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens arising or incurred in the ordinary course of business for obligations that are not overdue or are being contested in good faith by appropriate proceedings; (c) zoning, entitlement and building regulations and land use restrictions; (d) purchase money Liens and Liens securing rental payments under capital lease arrangements; (e) Liens arising under leases of property or equipment in favor of the owner thereof; (f) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (g) deposits to secure the performance of bids, Contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (h) licenses of Intellectual Property granted in the ordinary course of business; (i) Liens arising under or created by this Agreement or any of the Related Documents; (j) Liens arising in the ordinary course of business which would not reasonably be expected to have a Material Adverse Effect; and (k) Liens set forth on Schedule 1.1(a).

“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

“Personal Information” means any information in the possession or control of the Seller Group (solely as related to the Business) about an identifiable individual other than the name, title or business address, business email address or telephone number of any employee of the Seller Group.

“Petition Date” has the meaning set forth in the Recitals.

“Plan Consummation Date” means the date on which the Seller Group’s plan in the Bankruptcy Cases is substantially consummated.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period through the Closing Date.

“Preliminary Allocation Schedule” has the meaning set forth in Section 2.11(a).

“Previously Excluded Contract” has the meaning set forth in Section 5.5(b).

“Previously Unknown Contract” has the meaning set forth in Section 5.5(a).

“Progeria Field” has the meaning given to it in the Merck License Agreement.

“Provision” has the meaning set forth in Section 10.4.

“Public Health Measures” means any closures, “shelter-in-place,” “stay at home,” workforce reduction, social distancing, shut down, closure, curfew or other restrictions or any other Applicable Law, Orders, directives, guidelines or recommendations issued by any Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization, or any industry group in connection with COVID-19 or any other epidemic, pandemic, or outbreak of disease, or in connection with or in response to any other public health conditions.

“Purchase Price” means the Base Price plus the aggregate amount of Purchaser Cure Amounts.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Cure Amounts” means, with respect each Assigned Contract, the Determined Cure Amounts as follows: (a) if Purchaser does not assume any Cross-Over Contract, then up to $180,000 in the aggregate, (b) if Purchaser assumes the IQVIA Contracts, then up to $2,180,000, (c) if Purchaser assumes the Biorasi Contracts and the IQVIA Contracts, then up to $2,380,000, or (d) if Purchaser assumes the Biorasi Contracts but not the IQVIA Contracts, then up to $380,000 in the aggregate.

“Purchaser Group Members” has the meaning set forth in Section 10.17.

“Purchaser Releasing Party” has the meaning set forth in Section 10.16(b).

“Purchaser Schedules” has the meaning set forth in ARTICLE 4.

“Purchaser’s FDA Transfer Letters” means the letters from Purchaser to FDA in form and substance acceptable to Purchaser, notifying FDA of the acceptance of the transfer from the Seller to Purchaser of all of Seller’s right, title and interest in the Lonafarnib IND.

“PV Services Stop Date” has the meaning set forth in Section 7.10(d).

“Regulatory Applications” means (a) the single application or set of applications for approval and/or pre-market approval to Manufacture and sell commercially a pharmaceutical therapeutic product submitted to the FDA including, without limitation, any related registrations with or notifications to the FDA, and (b) any foreign equivalents to such applications filed with any other national or supranational Regulatory Authority in the Territory, and (c) all supplements and amendments that may be filed with respect to any of the foregoing.

“Regulatory Approval” means any and all approvals (including pricing or pricing reimbursement approvals), licenses, registrations, or authorizations of any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity necessary for the Manufacture, use, storage, import, export, transport, promotion, marketing or sale of a Licensed Product in any field (including the Lonafarnib Antiviral Field and Progeria Field) in the applicable country.

“Regulatory Authority” means any United States federal, state, or local government, or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body with responsibility for granting licenses or approvals, including Regulatory Approvals, necessary for the marketing and sale of the Licensed Product in the applicable country in the Territory.

“Regulatory Information” means any filings, submissions, applications, data, reports or correspondence, including, without limitation, dossiers, manufacturing data, drug master files, inspection reports, adverse event files and complaint files, with any Governmental Authority that relate to any Licensed Compound or Licensed Product in any field (including the Lonafarnib Antiviral Field and Progeria Field), including any (a) INDs, Regulatory Applications, Regulatory Approvals, drug master files, applications for designation as an “Orphan Product” under the Orphan Drug Act, applications for designation as a humanitarian use device or a breakthrough device, for Fast Track or Breakthrough Therapy Designation, Accelerated Approval or Priority Review or for a Special Protocol Assessment or all other filings (including Regulatory Approval applications and counterparts to any of the foregoing in any country or region), (b) all supplements and amendments to any of the foregoing, and (c) all data and other information contained in, and correspondence relating to, any of the foregoing, in each case of any of the foregoing items listed in this definition, in the possession of, owned by, or under the control (including via license) of the Seller or any of its Affiliates, including such foregoing items that are controlled by Seller or its Affiliates as a result of being held by or on behalf of the Seller or any of its Affiliates (including by or on behalf of any contractors or other service providers acting on behalf of the Seller or any of its Affiliates, directly or indirectly, at any level) as of the Closing Date or at any time thereafter.

“Related Claims” means all claims or causes of action (whether in contract or tort, in law or in equity, or granted by statute or otherwise) that may be based upon, arise out of or relate to this Agreement, the Related Documents and any other document or instrument delivered pursuant to this Agreement or the Related Documents, or the negotiation, execution, termination, validity, interpretation, construction, enforcement, performance or nonperformance of this Agreement or the Related Documents or otherwise arising from the Transactions or the relationship between the parties (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with, or as an inducement to enter into, this Agreement or the Related Documents).

“Related Documents” means the Escrow Agreement, the Bill of Sale and Assignment and Assumption Agreement, Intellectual Property Assignment Agreement, Sublicense Agreement, and Merck Side Letter; provided, however, that the Escrow Agreement, the Bill of Sale and Assignment and Assumption Agreement, Intellectual Property Assignment Agreement, Sublicense Agreement, and Merck Side Letter shall not be a Related Document solely for purposes of applying the provisions in ARTICLE 10 to the extent, and only to the extent, that any such document expressly conflicts with ARTICLE 10.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment of any Hazardous Substances.

“Sale Order” means an Order of the Bankruptcy Court issued pursuant to sections 105(a), 363 and 365 of the Bankruptcy Code in form and substance acceptable to Purchaser and the Seller, approving this Agreement and all of the terms and conditions hereof and approving and authorizing the Seller to consummate the Transactions contemplated hereby Free and Clear and containing a finding that Purchaser has acted in “good faith” within the meaning of Section 363(m) of the Bankruptcy Code.

“Satisfactory IQVIA Cure Resolution” has the meaning set forth in Section 7.15(c).

“Satisfactory Other Cure Resolution” has the meaning set forth in Section 7.15(c).

“Schedules” has the meaning set forth in ARTICLE 3.

“Seller” has the meaning set forth in the preamble.

“Seller Access Contact” has the meaning set forth in Section 6.2(a).

“Seller Cure Amounts” means, with respect to Assigned Contracts, any Determined Cure Amounts that are not the then-applicable Purchaser Cure Amounts.

“Seller Financial Statements” has the meaning set forth in Section 3.9.

“Seller Group” means the Seller and each of its Affiliates.

“Seller Group Members” has the meaning set forth in Section 10.17.

“Seller Group Taxes” means any (i) Liability of Seller Group for Taxes, (ii) any Liability for Asset Taxes attributable to any Pre-Closing Tax Period, and (iii) any Liability of Seller Group for the unpaid Taxes of any Person under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

“Seller Permits” has the meaning set forth in Section 3.5.

“Seller Releasing Party” has the meaning set forth in Section 10.16(a).

“Seller’s FDA Transfer Letters” means the letters from the Seller to FDA in form and substance acceptable to Purchaser, notifying FDA of the transfer from the Seller to Purchaser of all of Seller’s rights in the Lonafarnib IND.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the fair salable value (determined on a going concern basis) of its assets and property will, as of such date, exceed the amounts required to pay its debts as they become absolute and mature, as of such date, (b) such Person will have adequate capital to carry on its business and (c) such Person will be able to pay its debts as they become absolute and mature, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness.

“Specific Provision” has the meaning set forth in Section 10.4.

“Storage Contract” means each Contract (or portion thereof) with a Third Party pursuant to which any Inventory are held for storage or other activities.

“Straddle Period” means any taxable year or other taxable period beginning on or before and ending after the Closing Date.

“Sublicense Agreement” means the Sublicense Agreement, dated as of the Closing Date, by and between the Seller and Purchaser, in a form reasonably acceptable to the Seller and Purchaser.

“Supplemental Assignment Notice” has the meaning set forth in Section 5.5(a).

“Supplemental Assignment Notice Objection Deadline” has the meaning set forth in Section 5.5(a).

“Tax” means any tax of any kind whatsoever (including any income tax, franchise tax, branch profits tax, capital gains tax, value-added tax, unclaimed property, escheat, sales tax, use tax, property tax, transfer tax, payroll tax, social security tax or withholding tax), and any related fine, penalty, interest, or addition to tax with respect thereto, imposed, assessed or collected by or under the authority of any Governmental Authority.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information (whether in tangible, electronic or other form), including any amendments, schedules attachments, supplements, appendices and exhibits thereto, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment, of any Tax.

“Termination Fee” means a fee equal to $36,000.

“Territory” has the meaning given to it in the Merck License Agreement.

“Third Party” means any Person other than a Contracting Party or its Affiliates.

“Trademark” means, collectively, trademarks, service marks trade names, slogans, logos, trade dress or other similar source or origin identifiers (whether statutory or common law, whether registered or unregistered), together with all (a) registrations and applications for any of the foregoing, (b) extensions or renewals thereof, (c) goodwill (if any) connected with use thereof or symbolized thereby, and (d) rights and privileges arising under Applicable Law with respect to any of the foregoing.

“Transactions” means the transactions contemplated by this Agreement and the Related Documents.

“Transfer Taxes” has the meaning set forth in Section 2.10.

“Transferred Assets” has the meaning set forth in Section 2.1.

“Transferred Business Books and Records” has the meaning set forth in Section 2.1(d).

“Transferred Data” means any and all Data that (a) are owned or purported to be owned by the Seller or its Affiliates (including all such Data held by or on behalf of Seller or any of its Affiliates (including by or on behalf of any contractors or other service providers acting on behalf the Seller or any of its Affiliates, directly or indirectly, at any level)) and (b) exclusively relate to any Lonafarnib Antiviral Product, including any Data related to a combination of the “Licensed Compound” or “Licensed Product” as such terms are defined in the Merck License Agreement with the “Licensed Compound” or “Licensed Product” as such terms are defined in the BMS License Agreement.

“Transferred Materials” means the Transferred Data, Transferred Regulatory Information, Transferred Studies, Transferred Business Books and Records, and Inventory.

“Transferred Regulatory Information” means any and all Regulatory Information that (a) are owned or purported to be owned by the Seller or its Affiliates (including all such Regulatory Information held by or on behalf of Seller or any of its Affiliates (including by or on behalf of any contractors or other service providers acting on behalf the Seller or any of its Affiliates, directly or indirectly, at any level)) and

(b) exclusively relate to any Lonafarnib Antiviral Product, including any Regulatory Information related to a combination of the “Licensed Compound” or “Licensed Product” as such terms are defined in the Merck License Agreement with the “Licensed Compound” or “Licensed Product” as such terms are defined in the BMS License Agreement.

“Transferred Studies” all clinical, preclinical, and non-clinical studies to the extent on-going as of the Closing being conducted by or on behalf of Seller or any of its Affiliates related to any Lonafarnib Antiviral Product in the Lonafarnib Antiviral Field, including without limitation the virology studies being conducted by Seller in collaboration with (a) INSERM U1110, Université de Strasbourg, France and (b) U1111, Centre International de Recherche en Infectiologie, Lyon, France, team HepVir (each, a “Virology Collaborator”, and such studies, the “Virology Studies”) and any studies related to a combination of the “Licensed Compound” or “Licensed Product” as such terms are defined in the Merck License Agreement with the “Licensed Compound” or “Licensed Product” as such terms are defined in the BMS License Agreement.

“Transition Materials” means all Licensed Product Data, Licensed Product Regulatory Information, Transferred Studies, Business Books and Records, and Inventory.

“Virology Collaborator” has the meaning set forth in the definition of Transferred Studies.

“Virology Collaborator Confirmation Letters” means letters of confirmation from each Virology Collaborator in form and substance acceptable to Purchaser confirming that the Virology Studies are ongoing and have not been interrupted, suspended, or delayed and that all payments payable to such Virology Collaborator in connection with the relevant Virology Study has been duly and timely paid in full.

“Virology Studies” has the meaning set forth in the definition of Transferred Studies.

“Zokinvy Buyer” means Sentynl Therapeutics, Inc.

“Zokinvy Buyer Agreement” means an agreement between Purchaser and the Zokinvy Buyer regarding coordination relevant to the Development, Manufacture, and Commercialization of the Lonafarnib Antiviral Products by Purchaser and the Licensed Progeria Product by the Zokinvy Buyer.

“Zokinvy Buyer-Eiger Agreement” means that particular Asset Purchase Agreement entered into between Seller and the Zokinvy Buyer, dated March 31, 2024, under which the Seller sold certain assets to the Zokinvy Buyer related to the use of the Licensed Progeria Product in the Progeria Field.

“Zokinvy Dossier” means the complete regulatory dossier of the Zokinvy Product, including without limitation (a) all INDs, NDAs, and equivalent foreign applications or registrations for the Zokinvy Product or for Regulatory Approval of the Zokinvy Product (including all modules thereof, and amendments, updates, or supplements thereto); (b) all Regulatory Approvals and any other technical, medical and scientific registrations, authorizations and approvals (including approvals of NDAs or foreign equivalents, supplements and amendments, pre- and post- approvals, pricing and reimbursement approvals, and labeling approvals) of any Regulatory Authority necessary for or applicable to the development (including the conduct of clinical trials), manufacture, distribution, marketing, promotion, offer for sale, use, import, reimbursement, export or sale of the Zokinvy Product in any regulatory jurisdiction, together with all related correspondence to or from any Regulatory Authority and all documents referenced in the complete regulatory chronology for each NDA or foreign equivalent, including the drug master file (if any), IND, NDA and supplemental NDA, or foreign equivalents; and (c) all data and other information contained or referenced in any of (a) or (b) above.

“Zokinvy Product” means the pharmaceutical product containing lonafarnib as its active pharmaceutical ingredient and sold under the trademark Zokinvy®.

1.2 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement and the Related Documents, the following rules of interpretation shall apply:

(i) Calculation of Time Period. All references to a day or days shall be deemed to refer to a calendar day or days, as applicable, unless otherwise specifically provided. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. Any reference to $ shall mean U.S. dollars, which is the currency used for all purposes in this Agreement and the Related Documents. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement, the Related Documents or the Schedules is not intended and shall not be deemed to be an admission or acknowledgement of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties hereto to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement, the Related Documents or the Schedules.

(iii) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule. Disclosure of any item on any Schedule shall not constitute an admission or indication that any such item is required to be disclosed, or that such item or matter is material or has resulted in or will result in a Material Adverse Effect or that the included items or actions are not in the ordinary course of business. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Applicable Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Gender and Number. Any reference to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings. The provision of a table of contents, the division of this Agreement or Related Documents into articles, sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement or Related Document, as applicable. Unless otherwise specified, all references in this Agreement to any “Section” or other subdivision are to the corresponding section or subdivision of this Agreement, and all references in a Related Document to any “Section” or other subdivision are to the corresponding section or subdivision of such Related Document.

(vi) Herein. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” that are used in this Agreement refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. Uses of such words in the Related Documents shall refer to such Related Document as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Or. The word “or” shall be construed in the inclusive sense of “and/or” unless otherwise specified.

(viii) Including. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(ix) Successors. A reference to any party to this Agreement, any Related Document or any other agreement or document shall include such party’s successors and permitted assigns.

(x) Legislation. A reference to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(xi) Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statement, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statement that relates to the subject matter of such representation, (b) such item is otherwise specifically set forth on the balance sheet or financial statement or (c) such item is set forth in the notes to the balance sheet or financial statement.

(xii) Made Available. Any reference in this Agreement to “made available” means a document or other item of information that was provided or made available to Purchaser or its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions.

(b) All representations and warranties set forth in this Agreement or the Related Documents are contractual in nature only and subject to the sole and exclusive remedies set forth herein. No Person is asserting the truth of any representation and warranty set forth in this Agreement or the Related Documents; rather, the parties have agreed that should any representations and warranties of any party prove untrue, the other parties shall have the specific rights and remedies herein specified as the exclusive remedy therefor, but that no other rights, remedies or causes of action (whether in law or in equity or whether in contract or in tort or otherwise) are permitted to any party hereto as a result of the untruth of any such representation and warranty. The phrase “to Seller’s Knowledge” and phrases of similar import or effect are used herein to qualify and limit the scope of any representation or warranty in which they appear and are not affirmations of any Person’s “superior knowledge” that the representation or warranty in which they are used is true.

(c) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the Related Documents and, in the event an ambiguity or question of intent or interpretation arises, this Agreement and the Related Documents shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement and the Related Documents. The parties hereto agree that changes from earlier drafts to the final version of this Agreement do not necessarily imply that the party agreeing to such change is agreeing to a change in meaning (as the party agreeing to such change may believe the change is stylistic and non-substantive); consequently, no presumption should exist by virtue of a change from a prior draft.

ARTICLE 2.

THE PURCHASE AND SALE; CLOSING

2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, the Sublicense Agreement, the Merck Side Letter, and the Sale Order, at the Closing, in exchange for an aggregate payment from Purchaser to the Seller equal to the Purchase Price, Purchaser shall purchase, assume and accept from the Seller, and the Seller shall sell, transfer, assign, convey and deliver (or shall cause the sale, transfer, assignment, conveyance and delivery) to Purchaser, Free and Clear (except for Permitted Liens), all of the rights, title and interests in, to and under the following assets and interests used in the Business as the same shall exist on the Closing Date (and, subject to Section 7.11, with respect to the Existing Manufacturing Contracts, on the applicable Existing Manufacturing Contract Transfer Date) (collectively, the “Transferred Assets”):

(a) (i) subject to the ensuing clause (ii), all Contracts that are listed on Schedule 2.1(a) (as such Schedule may be amended pursuant to the terms of this Agreement, the “Contracts List”), (ii) on the applicable Existing Manufacturing Contract Transfer Date automatically and without further notice, the Existing Manufacturing Contracts, and (iii) all other Contracts that are Assigned Contracts pursuant to Sections 5.3(b), 5.4, 5.5 and 7.15, including all rights, interests, credits, prepaid charges and expenses, deferred charges, advance payments, deposits, and prepaid items of Seller related thereto (collectively, the “Assigned Contracts”);

(b) the Owned Intellectual Property Assets, including the Intellectual Property Registrations listed on Schedule 3.12(a), as may be amended or supplemented with the agreement of the Seller at the request of Purchaser at any time prior to the Closing; provided, however, that any and all filing or transfer fees due to any Third Party (including any Governmental Authority) incurred by either party in connection with the transfer of such Intellectual Property Registrations shall be borne and paid by Purchaser;

(c) the Transferred Regulatory Information, including the information and documents listed on Schedule 2.1(c), as may be amended or supplemented at the request of Purchaser at any time prior to the Closing; provided, however, that the Seller may retain copies of such Transferred Regulatory Information or may retain originals of the Transferred Regulatory Information and instead provide Purchaser with copies to the extent permissible under Applicable Laws and shall maintain the confidentiality thereof in accordance with the terms of the Confidentiality Agreement as Confidential Information, except Seller will be deemed the “Recipient” and Purchaser will be deemed “Company under the Confidentiality Agreement and Seller will be obligated to keep such Confidential Information from being disclosed for an indefinite period of time, mutatis mutandis unless otherwise required to be disclosed under Applicable Law, including by a Governmental Authority; provided, further, that the Parties shall cooperate in good faith to effectuate the assignments and transfer of the Transferred Regulatory Information with any applicable Governmental Authority, including duly executing and delivering, or causing to be duly executed and delivered, such instruments (including the filing of such assignments, agreements and documents) as may be necessary in order to affect such assignment and transfer of the Transferred Regulatory Information from the Seller to Purchaser;

(d) the Business Books and Records exclusively relating to any Lonafarnib Antiviral Product (including any Business Books and Records related to a combination of the “Licensed Compound” or “Licensed Product” as such terms are defined in the Merck License Agreement with the “Licensed Compound” or “Licensed Product” as such terms are defined in the BMS License Agreement, but excluding records and files not reasonably separable from documents and databases that do not relate exclusively to any Lonafarnib Antiviral Product or any Transferred Materials) (“Transferred Business Books and Records”); provided, however, that the Seller may retain copies of the Transferred Business Books and Records and shall maintain the confidentiality thereof in accordance with the terms of the Confidentiality Agreement as Confidential Information, except Seller will be deemed the “Recipient” and

Purchaser will be deemed “Company under the Confidentiality Agreement and Seller will be obligated to keep such Confidential Information from being disclosed for an indefinite period of time, mutatis mutandis unless otherwise required to be disclosed under Applicable Law, including by a Governmental Authority; provided, further, that such Transferred Business Books and Records shall include solely such records created or acquired during the last three (3) years; provided, further, that the Seller will make available, or cause to be made available, to Purchaser copies of Business Books and Records that are not Transferred Business Books and Records, that are in the possession of, owned by, or under the control (including via license) of the Seller or any of its Affiliates, including such foregoing items that are controlled by Seller or its Affiliates as a result of being held by or on behalf of the Seller or any of its Affiliates (including by or on behalf of any contractors or other service providers acting on behalf of the Seller or any of its Affiliates, directly or indirectly, at any level) as of the Closing Date or at any time thereafter, and the Seller is permitted to redact or remove any extraneous or unrelated confidential or proprietary information in furtherance of such obligation, in each case such that Purchaser is able to conduct the Business and Develop, Manufacture, and Commercialize the Lonafarnib Antiviral Products in the Lonafarnib Antiviral Field in the Territory as contemplated by this Agreement;

(e) all rights to receive mail and other correspondences and communications (including electronic mail) addressed to Seller or any other member of the Seller Group relating to any Lonafarnib Antiviral Product in the Lonafarnib Antiviral Field (including any such mail and other correspondence and communications (including electronic mail) from the FDA or any other Governmental Authority, customers, advertisers, suppliers, distributors, agents and others) and payments with respect to any Lonafarnib Antiviral Product in the Lonafarnib Antiviral Field; provided, however, that with respect rights to receive mail and other and other correspondences and communications (including electronic mail) addressed to Seller or any other member of the Seller Group that is not exclusively relating to any Lonafarnib Antiviral Product in the Lonafarnib Antiviral Field, such rights will be non-exclusive;

(f) all of the Seller Group’s rights, claims or causes of action, whether class, individual or otherwise in nature, under contract or in law or in equity, against third parties relating to the assets, properties, business or operations of the Seller Group with respect to the Business, the Transferred Assets and the Assumed Liabilities (including all guaranties, warranties, indemnities and similar rights in favor of the Seller Group or any their Affiliates to the extent solely related to the Transferred Assets or the Assumed Liabilities), in each case, whether arising by way of counterclaim or otherwise, and whether arising out of transactions occurring prior to, on or after the Closing Date, except for such rights, claims and causes of action related to the Excluded Assets or Excluded Liabilities;

(g) all prepaid expenses, claims, deposits, prepayments, refunds, causes of action, demands, actions, suits, choses in action, rights of recovery, rights under guarantees, warranties, indemnities and all similar rights against third parties, rights of setoff and rights of recoupment, in each case, to the extent used in or held for use for the Transferred Assets listed in clauses (a) through (f) above or the Assumed Liabilities;

(h) all right, title and interest in and to (i) any raw materials (including work in process, buffer stock held by vendors, dies and active pharmaceutical ingredients inventory, reference standards and materials, and all components and materials used in the Manufacture of any Lonafarnib Antiviral Product), finished goods and other inventory of all Lonafarnib Antiviral Products in the possession or control of, otherwise held by or on behalf of (including by or on behalf of any contractors or other service providers acting on behalf of the Seller Group, directly or indirectly, at any level), or owned by the Seller Group; and (ii) all good and marketable unbroken lots of packaged finished goods inventory of all Lonafarnib Antiviral Product in the possession or control of, or otherwise held by or on behalf of (including by or on behalf of any contractors or other service providers acting on behalf of the Seller Group, directly or indirectly, at any level), the Seller Group as of Closing, regardless of where located, and all rights to receive refunds, rebates or credits in connection therewith (for the avoidance of doubt, the Transferred Assets also include all manufactured product, packaging material, compounds and any other similar assets relating to any Lonafarnib Antiviral Product, and any assets that are under manufacture); in each case including the raw materials, reference standards and materials, and inventory listed in Schedule 2.1(h), as may be amended or supplemented at the request of Purchaser at any time prior to the Closing (collectively, “Inventory”);

(i) all Transferred Data;

(j) all Transferred Studies;

(k) all advertising, marketing, market research, sale and promotional files and materials (including any television, radio and print content and materials), pricing lists, consulting deliverables and other related literature, catalogs, point of sale materials and website content, including all Intellectual Property therein, relating to any Transferred Asset and Assumed Liability that are within the Seller Group’s control or reasonably accessible to the Seller Group; and

(l) to the extent not covered above, any goodwill associated with or symbolized by any of the foregoing Transferred Assets described in clauses (a) through (k) above and any properties, rights and interests of every kind and nature, whether tangible or intangible, real, personal or mixed, known or unknown, fixed or unfixed, accrued, absolute, contingent or otherwise, wherever located, associated with or appurtenant to the above-referenced Transferred Assets.

2.2 Excluded Assets. Notwithstanding the provisions of Section 2.1 or anything to the contrary herein, any and all assets, rights and properties of the Seller Group that are not specifically identified in Section 2.1 as Transferred Assets, including the following (collectively, the “Excluded Assets”), shall be retained by the Seller Group, and Purchaser and its designees shall acquire no right, title or interest in the Excluded Assets in connection with the Transaction:

(a) all (i) cash and cash equivalents, wherever located, including bank balances and bank accounts or safe deposit boxes, monies in the possession of any banks, savings and loans or trust companies and similar cash items, (ii) escrow monies and deposits in the possession of landlords and utility companies, and (iii) investment securities and other short- and medium-term investments;

(b) all records, documents or other information exclusively relating to current or former employees of the Seller Group that are not hired by Purchaser, and any materials to the extent containing information about any employee, disclosure of which would violate Applicable Law or such employee’s reasonable expectation of privacy;

(c) any interest of the Seller Group under this Agreement or the Related Documents, including the right to receive the Purchase Price and to enforce the Seller’s rights and remedies thereunder;

(d) all Excluded Contracts (including all prepaid assets relating to the Excluded Contracts), other than the Assigned Contracts, to which any member of the Seller Group or any of their respective Affiliates is a party;

(e) any (i) Attorney-Client Information arising from communications prior to the Closing Date between a member of the Seller Group (including any one or more officers, directors or stockholders of such Seller Group member), on the one hand, and its counsel, on the other hand, and (ii) claims under any director and officer, errors and omissions, fiduciary and commercial crime insurance policies; and

(f) any rights of the Seller Group to Tax refunds (or credits for overpayment of Taxes in lieu of a refund) attributable to any Pre-Closing Tax Period;

(g) all Permits (including applications therefor and any trade or import/export Permits) that (i) are not materially related to the Business or (ii) are not transferable to Purchaser under Applicable Law;

(h) the Excluded Books and Records;

(i) any assets not otherwise designated as Transferred Assets or from time to time designated by the parties hereto as Excluded Assets;

(j) all accounts receivable, intercompany obligations and other amounts receivable by the Seller Group;

(k) the Avoidance Actions;

(l) all of the Seller Group’s rights, claims or causes of action against third parties relating to the assets, properties, business or operations of the Seller Group (including all guaranties, warranties, indemnities and similar rights in favor of the Sellers Group or any of their Affiliates) to the extent arising under the Bankruptcy Code or relating to any of the Excluded Assets or Excluded Liabilities, in each case, whether arising by way of counterclaim or otherwise, and whether arising out of transactions occurring prior to, on or after the Closing Date; and

(m) all prepaid expenses, claims, deposits, prepayments, refunds, causes of action, demands, actions, suits, rights of recovery, rights under guarantees, warranties, indemnities and all similar rights against third parties, rights of setoff and rights of recoupment, in each case, to the extent exclusively related to or exclusively used in or held for use for the Excluded Assets listed in clauses (a) through (l) above.

Notwithstanding anything to the contrary contained in this Agreement or any of the other Related Documents, Purchaser acknowledges and agrees that all of the following are also Excluded Assets, and all right, title and interest in and to all Excluded Assets shall be retained by the Seller Group and shall remain the property of the Seller Group (and shall expressly be excluded from the sale, transfer, assignment and conveyance to Purchaser hereunder), and neither Purchaser nor any of its Affiliates shall have any interest therein: (x) all records and reports prepared or received by the Seller Group or any of their Affiliates in connection with the sale of the Business and the Transactions, including all analyses relating to the Business or Purchaser so prepared or received; and (y) all confidentiality agreements with prospective purchasers of the Business or any portion thereof and all bids and expressions of interest received from third parties with respect thereto.

2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, Purchaser shall, effective as of the Closing, assume and agree to pay, discharge and perform in accordance with their terms the following Liabilities of the Seller Group arising from or related to the Business or the Transferred Assets as the same shall exist on the Closing Date arising only after the Closing Date (collectively, the “Assumed Liabilities”), including:

(a) all Liabilities relating to the Transferred Assets other than the Assigned Contracts (which are addressed in Section 2.3(b)) solely to the extent such Liabilities relate to and arise in periods following the Closing;

(b) subject to Section 2.4, all Liabilities arising under the Assigned Contracts other than the Existing Manufacturing Contracts solely to the extent such Liabilities relate to and arise in periods following the Closing, and all of the Purchaser Cure Amounts;

(c) subject to Section 2.4, all Liabilities arising under each Existing Manufacturing Contract solely to the extent such Liabilities relate to and arise (i) in connection with the transition activities under Section 7.6 performed by the Seller pursuant to Purchaser’s instructions following the Closing and before the applicable Existing Manufacturing Contract Transfer Date and (ii) in periods following the applicable Existing Manufacturing Contract Transfer Date, and all of the Purchaser Cure Amounts; and

(d) all Taxes for which Purchaser is liable pursuant to this Agreement.

2.4 Excluded Liabilities. Notwithstanding Section 2.3, Purchaser is assuming only the Assumed Liabilities of the Seller Group and will not assume or be liable for any Excluded Liabilities (including Seller Group Taxes), and the Seller Group shall retain and shall be responsible for, all Liabilities that are not Assumed Liabilities, including all Liabilities related to Excluded Assets or any other Liabilities of the Business (all such Liabilities not being assumed herein referred to as the “Excluded Liabilities”). The Excluded Liabilities shall exclude any amounts payable or due to Merck for the assignment by Seller to Purchaser of the Merck License Agreement, respectively, whether arising in periods before or following the Closing, which shall be solely borne by Purchaser.

2.5 Excluded Contracts. Purchaser is electing to purchase only the Assigned Contracts, and Purchaser is not purchasing any other Contract of the Seller Group (any such other Contract an “Excluded Contract”). The Excluded Contracts shall constitute Excluded Assets and shall not be included in the Transferred Assets for any purposes of this Agreement and Purchaser shall not have any obligation to satisfy or pay any Cure Amounts or other Liabilities with respect to Excluded Contracts.

2.6 Nontransferable Assets and Liabilities.

(a) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Transferred Asset or any claim, right or benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the Consent of a third party (including any Governmental Authority) (after giving effect to the Sale Order or any other applicable order of the Bankruptcy Court that effects such transfer without any required Consents), would constitute a breach or other contravention thereof or a violation of Applicable Law (each, a “Non-Transferred Asset”).

(b) If, on the Closing Date, any third-party Consent is not obtained for a Non-Transferred Asset, or if an attempted transfer or assignment thereof would be ineffective or a violation of Applicable Law, then, until any requisite consent is obtained therefor and the same is transferred and assigned to Purchaser or its designee, each such Non-Transferred Asset shall be held by the Seller as agent for Purchaser, and the Seller shall, to the extent permitted by Applicable Law, provide to Purchaser the benefits and Purchaser shall assume the obligations and bear the economic burdens associated with such Non-Transferred Asset. The Seller and Purchaser shall use commercially reasonable efforts to enter into agreements (including subcontracting, sublicensing or subleasing, if permitted) by which (i) the Seller shall, at Purchaser’s sole expense, without interruption of the Business, provide Purchaser with the economic and operational equivalent of obtaining the requisite third-party Consent and assigning the applicable Non-Transferred Asset to Purchaser (including, with the prior written consent of Purchaser, enforcing for the benefit of Purchaser, and at Purchaser’s sole expense, all claims or rights arising thereunder) and (ii) Purchaser shall perform, at its sole expense, the obligations and assume the economic burdens of the Seller or its Affiliates to be performed after the Closing with respect to such Non-Transferred Asset. Purchaser shall promptly, upon receipt of a written request therefor from the Seller, reimburse the Seller for all monies paid by the Seller on Purchaser’s behalf in connection with any Assumed Liability not assigned or transferred to Purchaser pursuant to this Section 2.6.

2.7 Closing. The closing of the Transactions (the “Closing”) will take place remotely by electronic exchange of documents on the date (the “Closing Date”) that is the second (2nd) Business Day after the date on which all of the conditions set forth in ARTICLE 8 (excluding conditions that, by their terms, are to be satisfied at the Closing, but subject to the satisfaction or waiver of all such conditions at the Closing), have been satisfied or waived by the party hereto entitled the benefit of the same, unless another time or date is agreed to in writing by the parties hereto. Except as otherwise set forth herein, all proceedings to be taken and all documents to be executed and delivered by all parties hereto at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed, and delivered.

2.8 Closing Deliveries of the Parties. On the Closing Date (except as otherwise indicated):

(a) Purchaser and the Seller shall execute and deliver the Bill of Sale and Assignment and Assumption Agreement;

(b) Purchaser and the Seller shall execute and deliver the Intellectual Property Assignment Agreement;

(c) Purchaser and the Seller shall execute and deliver the Sublicense Agreement;

(d) Purchaser and the Seller shall transmit Purchaser’s FDA Transfer Letter and the Seller’s FDA Transfer Letters, respectively, to the FDA and shall take any other actions reasonably necessary to effect the transfer of the Lonafarnib IND from the Seller to Purchaser;

(e) Purchaser shall deliver, or cause to be delivered, to the Seller or the applicable Person each of the following:

(i) a certificate, dated as of the Closing Date, executed by or on behalf of Purchaser as to the satisfaction of the conditions set forth in Section 8.3(a) and Section 8.3(b); and

(ii) payment of the closing payments set forth in Section 2.9; and

(f) Purchaser and the Seller shall deliver, or cause to be delivered, to Purchaser, the Seller or the applicable Person the Merck Side Letter duly executed by Merck, Purchaser, and the Seller; and

(g) the Seller shall deliver, or cause to be delivered, to Purchaser or the applicable Person each of the following:

(i) a certificate, dated as of the Closing Date, executed by or on behalf of the Seller as to the satisfaction of the conditions set forth in Section 8.2(a) and Section 8.2(b); and

(ii) an IRS Form W-9 with respect to the Seller, duly completed and executed.

(h) The “Closing” as defined in that certain Lambda Asset Purchase Agreement, dated the date hereof, by and between the Seller and Purchaser takes place on the Closing Date of this Agreement.

2.9 Purchase Price; Assumed Liabilities; Deposits.

(a) At the Closing, upon the terms and subject to the conditions set forth herein, in full consideration for the sale, transfer, conveyance, assignment and delivery of the Transferred Assets to Purchaser and assumption of the Assumed Liabilities by Purchaser, Purchaser shall (i) pay to the Seller an aggregate amount equal to the Purchase Price minus the Deposit Escrow Amount, which shall be released to the Seller by the Escrow Agent pursuant to Section 2.9(c), by irrevocable wire transfer of immediately available funds in accordance with payment instructions delivered by the Seller to Purchaser prior to the Closing; and (ii) assume the Assumed Liabilities.

(b) At the Closing, on the terms and subject to the conditions set forth in this Agreement, Purchaser will assume and become responsible for the Assumed Liabilities. Purchaser agrees to pay, perform, honor, and discharge, or cause to be paid, performed, honored and discharged, all Assumed Liabilities in a timely manner in accordance with the terms hereof, including paying or causing to be paid, at or prior to the Closing, all Purchaser Cure Amounts for Assumed Contracts. Seller agrees to pay all Seller Cure Amounts for Assumed Contracts at or prior to the Closing.

(c) The Deposit Escrow Amount shall be distributed as follows:

(i) if the Closing shall occur, (A) the Seller and Purchaser shall deliver a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to release from the Deposit Escrow Account the entire Deposit Escrow Amount to the Seller, by irrevocable wire transfer of immediately available funds, to an account designated by the Seller to the Escrow Agent, and (B) the Deposit Escrow Amount shall be delivered to the Seller at Closing and credited against the amount required to be paid by Purchaser to the Seller at Closing in accordance with Section 2.9(a);

(ii) if this Agreement is terminated by the Seller pursuant to Section 9.1(g), (A) the Seller and Purchaser shall deliver a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to release from the Deposit Escrow Account the entire Deposit Escrow Amount to the Seller, by irrevocable wire transfer of immediately available funds, to an account designated by the Seller to the Escrow Agent and (B) the Deposit Escrow Amount, which shall constitute liquidated damages (and not a penalty), shall be delivered to the Seller within two (2) Business Days following delivery of such joint written instruction; or

(iii) if this Agreement is validly terminated for any reason in accordance with the terms of this Agreement other than (x) by the Seller pursuant to Section 9.1(g) or (y) if Purchaser forfeits the Deposit Escrow Amount to the Seller pursuant to Section 8.5, (A) the Seller and Purchaser shall deliver a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to release from the Deposit Escrow Account the entire Deposit Escrow Amount to Purchaser, by irrevocable wire transfer of immediately available funds, to an account designated by Purchaser to the Escrow Agent, and (B) the Deposit Escrow Amount shall be delivered to Purchaser within two (2) Business Days following delivery of such joint written instruction.

Any issue regarding the entitlement to the Deposit Escrow Amount shall be determined by the Bankruptcy Court, and Purchaser consents to the jurisdiction of the Bankruptcy Court for any issue related to this Agreement.

2.10 Transfer Taxes. Purchaser shall be solely responsible for, and shall indemnify, defend, and hold harmless the Seller Group for, any transfer, documentary, sales, use, excise, stock transfer, value-added, stamp, recording, registration and other similar taxes, levies and fees (including any penalties, fines and interest), together with any conveyance fees, recording charges and other similar fees and charges, incurred in connection with this Agreement and the Transactions (collectively, “Transfer Taxes”). Purchaser and the Seller shall cooperate in good faith to minimize, to the extent permissible under Applicable Law, the amount of any Transfer Taxes due with respect to the Transactions.

2.11 Allocation of Purchase Price.

(a) The Purchase Price (including all other amounts treated as consideration for U.S. federal income tax purposes) and Assumed Liabilities shall be allocated as set forth on Schedule 2.11(a)(the “Preliminary Allocation Schedule”). Within ninety (90) days following the final determination of the Purchase Price, Purchaser shall deliver to the Seller a schedule allocating the Purchase Price (and all other amounts treated as consideration for U.S. federal income tax purposes) among the Transferred Assets (the “Allocation Schedule”). The Allocation Schedule shall be reasonable and shall be prepared in accordance with the Preliminary Allocation Schedule, and Purchaser and the Seller shall negotiate in good faith to resolve disputed items, if any, in the Allocation Schedule as promptly as practicable. If Purchaser and the Seller are unable to reach agreement with respect to the Allocation Schedule within thirty (30) days after the delivery of the Allocation Schedule by Purchaser to the Seller, the parties shall be entitled to use their own Purchase Price allocations for Tax reporting purposes.

(b) To the extent Purchaser and the Seller agree on the Allocation Schedule pursuant to Section 2.11(a), Purchaser and the Seller shall (i) timely file all Tax Returns required to be filed in connection with the Allocation Schedule, and (ii) prepare and file all Tax Returns and determine all Taxes in a manner consistent with the Allocation Schedule, except as may be required by Applicable Law and except as may be necessary to reflect adjustments to the Allocation Schedule resulting from post-Closing payments or events. Purchaser, on the one hand, and the Seller, on the other hand, shall notify the other if it receives notice that any Governmental Authority proposes any allocation different from Allocation Schedule.

2.12 Escrow Accounts. At the Closing, the Deposit Escrow Amount shall be used to satisfy a portion of the payment obligations of Purchaser pursuant to Section 2.9(c), otherwise the Deposit Escrow Amount shall be released to Purchaser or the Seller pursuant to Section 2.9(c). Upon the final release of all of the Deposit Escrow Amount pursuant to the terms of this Agreement and the Escrow Agreement, the Escrow Agreement shall automatically terminate. Any fees owed to the Escrow Agent and obligations under the Escrow Agreement shall be borne by Purchaser. The Deposit Escrow Amount shall be held in trust for the benefit of the Seller and shall not be subject to any encumbrance, attachment, trustee process or any other judicial process of any creditor of any party hereto, and shall be held and disbursed solely for the purposes of and in accordance with the terms of this Agreement and the Escrow Agreement.

2.13 Tax Withholding. Notwithstanding anything in this Agreement to the contrary, Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold from such Person with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of any Applicable Law relating to Taxes; provided, however, that Purchaser shall (i) provide commercially reasonable notice to the Person prior to such deduction and withholding and (ii) afford the Person a reasonable opportunity to provide any additional information, forms or certifications to establish an exemption from, or obtain a reduced rate of, withholding. To the extent that amounts are so withheld and properly remitted by Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Purchaser.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as disclosed in a document herewith delivered by the Seller to Purchaser (the “Schedules”), the Seller hereby makes the representations and warranties contained in this ARTICLE 3 to Purchaser. 3.1 Organization, Good Standing and Other Matters . Each member of the Seller Group is duly organized, validly existing and in good standing under the Applicable Laws of its jurisdiction of organization and has, subject to the necessary authority of the Bankruptcy Court, the requisite corporate power and authority to operate the Business and necessary to own, lease or operate the properties and assets owned, leased or operated by it to carry on the Business as now being conducted, except where the failure to be so duly organized, validly existing and in good standing, or to have such power and authority, would not, individually or in the aggregate, have a Material Adverse Effect. Each member of the Seller Group is duly qualified to do business as a foreign company in each jurisdiction in which the nature of the Business as currently conducted by it or the property owned or leased by it makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

3.2 Authority and Enforceability. Subject to Bankruptcy Court approval, the Seller has all requisite power and authority to execute and deliver this Agreement and each of the Related Documents to which it is (or at Closing, will be) a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the each of the Related Documents to which the Seller is (or at Closing, will be) a party thereto, and the consummation by the Seller of the Transactions, has been duly authorized and approved by all necessary limited liability company action on the part of the Seller and are subject to the approval of the Bankruptcy Court. This Agreement has been, and each Related Document will be, at or prior to the Closing, duly executed and delivered by the Seller and, assuming the due execution and delivery by the other parties hereto or thereto, and subject to the approval of the Bankruptcy Court, constitutes a valid and binding obligation of the Seller, enforceable against it in accordance with its respective terms, except to the extent that such enforceability may be subject to, and limited by, the Enforceability Exceptions.

3.3 No Conflict; Required Filings and Consents. Except (a) such filings as may be required in connection with the Transfer Taxes described in Section 2.10 and (b) as otherwise set forth on Schedule 3.3, the execution and delivery of this Agreement by the Seller does not and the execution and delivery of the Related Documents by the Seller will not, and the consummation of the Transactions hereby and thereby will not (i) violate the provisions of the Organizational Documents of any member of the Seller Group, (ii) subject to the entry of the Sale Order, violate any Applicable Law or Order to which any member of the Seller Group is subject or by which its properties or assets are bound, (iii) require any member of the Seller Group to obtain any Consent, or give any notice to, or make any filing with, any Governmental Authority on or prior to the Closing Date (except as required by the Bankruptcy Code or the Sale Order), (iv) subject to the entry of the Sale Order, result in a breach of or constitute a default (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation or acceleration under, or require the Consent of any third party to, any Assigned Contract or (v) subject to the entry of the Sale Order, result in the imposition or creation of any Lien upon or with respect to any of the assets or properties of the Seller Group; excluding from the foregoing clauses (ii) through (v) any Consents, approvals, notices and filings the absence of which, and violations, breaches, defaults, rights of acceleration, cancellation or termination, and Liens, the existence of which would not, individually or in the aggregate, have a Material Adverse Effect.

3.4 Compliance With Laws. To the Seller’s Knowledge, (i) the Seller Group is conducting the Business in compliance in all material respects with all material Applicable Laws applicable to the Business and (ii) no member of the Seller Group has received any written notice since the Petition Date of any material violations of any material Applicable Law applicable to their conduct of the Business. As of the Agreement Date, the Seller has and, to the Seller’s Knowledge, has obtained all permits, licenses, certifications, registrations, qualifications, authorizations, consents or approvals of the FDA or any other Governmental Authority, currently used in, necessary for and material to the Development, Manufacture, and Commercialization of all Lonafarnib Antiviral Products in the Lonafarnib Antiviral Field as presently conducted, all such permits, licenses, certifications, registrations, qualifications, authorizations, consents or approvals are included in the Transferred Assets and Seller has made available to Purchaser true and complete copies of all such permits, licenses, certifications, registrations, qualifications, authorizations, consents or approvals. As of the Agreement Date, neither Seller nor, to the Seller’s Knowledge, any other Person has received any communication from any Governmental Authority that threatens to withdraw or suspend any such permits, licenses, certifications, registrations, qualifications, authorizations, consents or approvals. Seller has filed with the applicable Governmental Authority all required filings, declarations, listings, registrations, reports or submissions, including adverse event reports, necessary for and material to the Development, Manufacture, and Commercialization of the Lonafarnib Antiviral Product in the Lonafarnib Antiviral Field as presently conducted. All relevant filings, declarations, listings, registrations, reports or submissions were in material compliance with Applicable Law when filed, and no deficiencies have been asserted by any Governmental Authority with respect to any such filings, declarations, listing, registrations, reports or submissions. As of the Agreement Date, the Seller has not received or been subject to: (1) any FDA Form 483s directly relating to any Lonafarnib Antiviral Product in the Lonafarnib Antiviral Field; (2) any FDA notices of adverse findings relating to any Lonafarnib Antiviral Product in the Lonafarnib Antiviral Field; or (3) any warning letters or other correspondence from the FDA or any other

Governmental Authority in which the FDA or such other Governmental Authority asserted that the actions of Seller, with respect to any Lonafarnib Antiviral Product in the Lonafarnib Antiviral Field, were not in compliance with Applicable Laws. There has not been any occurrence of any product recall, market withdrawal or replacement, or post-sale warning conducted by or on behalf of the Seller concerning any Lonafarnib Antiviral Product in the Lonafarnib Antiviral Field or, to the Seller’s Knowledge, any product recall, market withdrawal or replacement conducted by or on behalf of any entity as a result of any alleged defect in any Lonafarnib Antiviral Product in the Lonafarnib Antiviral Field.

3.5 Permits. To the Seller’s Knowledge, (i) the Seller Group possess all material Permits required for the operation of the Business as currently conducted (the “Seller Permits”) and (ii) no member of the Seller Group has received as of the Agreement Date any written notice of any cancellation, suspension, revocation, invalidation or non-renewal of any Permit since the Petition Date.

3.6 Litigation. As of the Agreement Date, there is no Action pending or, to the Seller’s Knowledge, formally threatened in writing, against any member of the Seller Group before any Governmental Authority that would have a Material Adverse Effect or affect the Transferred Assets in any material respect after the entry of the Sale Order, if determined adversely and after taking into effect applicable insurance coverage.

3.7 Real Property. The Seller Group does not own any real property.

3.8 Assigned Contracts. With respect to the Assigned Contracts, (i) except as a result of, or arising in connection with, the filing of the Bankruptcy Cases, no member of the Seller Group has received any written notice of any default or event that (with due notice or lapse of time or both) would constitute a default by the applicable member of the Seller Group under any Assigned Contract, other than defaults that have been cured or waived in writing or would not reasonably be expected to have a Material Adverse Effect, (ii) to the Seller’s Knowledge, each Assigned Contract is a legal, valid and binding obligation of the applicable member of the Seller Group and is in full force and effect (except to the extent subject to, and limited by, the Enforceability Exceptions), (iii) to the Seller’s Knowledge, no other party to any Assigned Contract is (with or without the lapse of time or the giving of notice, or both) in material breach of or in material default under any Assigned Contract and (iv) to the Seller’s Knowledge, no member of the Seller Group has provided or received any notice of any intention to terminate any Assigned Contract. The Seller has made available to Purchaser true, correct and complete copies of each of the Assigned Contracts listed on Schedule 2.1(a), together with all amendments thereto.

3.9 Financial Statements. The Seller’s financial statements included in the Seller’s Annual Report on Form 10-K filed with SEC on April 8, 2024 (the “Seller Financial Statements”) have been prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by the SEC on Form 10-K under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments), have been prepared on a consistent basis throughout the periods covered thereby and presents fairly in all respects the financial condition of the Seller as of such dates and the results of operations of Seller for such periods, and are consistent with the books and records of Seller (which books and records are correct and complete in all material respects).

3.10 Absence of Material Developments. Except as disclosed on Schedule 3.10, since the Petition Date, there has occurred no fact, event, condition, change or circumstance which has had or would reasonably be expected to have a Material Adverse Effect.

3.11 Customers and Suppliers. Except as disclosed on Schedule 3.11(a), to the Knowledge of the Seller, since the Petition Date, no customer has or has threatened to stop or decrease the rate of, or as a result of the Bankruptcy Cases or the Transactions, purchasing materials, products or services from the Business. Except as disclosed on Schedule 3.11(b), to the Knowledge of the Seller, no supplier has or has threatened to stop or decrease the rate of, or as a result of the Bankruptcy Cases or the Transactions. supplying materials, products or services to the Business.

3.12 Intellectual Property.

(a) A true, correct and complete list of all Intellectual Property Registrations included in the Owned Intellectual Property Assets is set forth on Schedule 3.12(a), including the Trademarks and domain names pertaining to Lonafarnib Antiviral Products in the Lonafarnib Antiviral Field that are owned by the Seller or its Affiliates as of the Agreement Date.

(b) The Seller Group exclusively owns all Owned Intellectual Property Assets. Except as set forth on Schedule 3.12(b), and no member of the Seller Group is a party to, or bound by, (i) any license, royalty agreement, or other agreement relating to the use of any material Business Intellectual Property (other than non-exclusive licenses grant to a member of the Seller Group for commercially available, unmodified, off-the-shelf software licensed for aggregate annual fees of less than $50,000), and (ii) agreements pursuant to which a member of the Seller Group settled any action, litigation, suit or other judicial or administrative proceeding, claim, assertion, or threat with respect to any material Business Intellectual Property, including settlement agreements, coexistence agreements, and consent agreements.

(c) Other than with respect to Excluded Contracts or Assigned Contracts that Purchaser does not ultimately assume, no current or former Affiliate, partner, director, stockholder, officer, member, manager, employee, consultant or contractor of the Seller Group will, after giving effect to the Transactions, own, license or retain any Owned Intellectual Property Assets.

(d) All material Intellectual Property Registrations remain pending or in full force and effect and have not expired or been abandoned or cancelled. To Seller’s Knowledge, no interference, opposition, reissue, reexamination, or other proceeding is or has been pending or threatened, in which the scope, validity, or enforceability of any material Owned Intellectual Property Assets is being, has been challenged.

(e) To the Knowledge of the Seller, the conduct of the Business does not infringe, misappropriate or otherwise violate in any material respect any Person’s Intellectual Property.

(f) To the Knowledge of the Seller’s, no Person is currently infringing, misappropriating or otherwise violating any material Owned Intellectual Property Assets.

(g) The Seller Group has taken commercially reasonable steps to safeguard and maintain the confidentiality of all trade secrets that constitute Owned Intellectual Property Assets, including by using good faith efforts to require all Persons having access thereto to execute written non-disclosure agreements.

(h) The Seller Group complies with all Applicable Laws, internal policies and contractual obligations relating to privacy, data protection and cybersecurity.

3.13 Taxes. The Seller Group has timely filed all Tax Returns that it was required to file with respect to Transferred Assets. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Seller Group (whether or not shown or required to be shown on any Tax Return) with respect to Transferred Assets have been paid. There are no Liens on any of the Transferred Assets that arose in connection with any failure (or alleged failure) to pay any Tax. There is no dispute, examination, judicial proceeding or claim concerning any Taxes of the Seller Group with respect to the Transferred Assets.

3.14 Product Liability. Except as disclosed on Schedule 3.14, within the three (3) year period prior to the Closing Date there has not been any, and as of the Closing Date there is no pending, material litigation commenced against any member of the Seller Group relating to the sale, distribution or use of any item sold or used in the Business (the “Goods”), including litigation with respect to product liability or recall claims.

3.15 Product Warranties; Product Returns. Except for warranties arising solely pursuant to Applicable Law or in the ordinary course of business, (a) no member of the Seller Group has made any material warranties, express or implied, written or oral, to any third party with respect to any of the Goods within the three (3) year period prior to the Closing Date, and (b) there is no, and within the three (3) year period prior to the Closing Date there has not been any, material litigation pending or, to the Seller’s Knowledge, threatened with respect to any such warranty.

3.16 Brokers and Finders. Except for SSG Advisors, LLC, the Seller has not, directly or indirectly, entered into any agreement with any Person that would obligate the Seller to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.

3.17 Virology Studies. Each Virology Study is on-going, has been conducted in a professional manner, in accordance with industry standards, and in compliance with all Applicable Laws, there has not been any interruption, suspension, or delay in the conduct of each such Virology Study, and all payments payable to each Virology Collaborator in connection with each such Virology Study has been duly and timely paid in full.

3.18 Inventory. To Seller’s Knowledge, the Inventory consists of all materials used to Manufacture or otherwise incorporated into the Licensed Product (including raw materials and active pharmaceutical ingredients) and inventory of Licensed Product exclusively owned by the Seller and its Affiliates as of the Closing Date. As of the Closing Date, Schedule 3.18 identifies the location of all Inventory and sets forth a complete and accurate list of all Storage Contracts and provides reasonable details with respect to the Inventory subject to each such Storage Contract.

3.19 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE 3 and the Related Documents, the Seller does not, nor do any other Persons on behalf of the Seller, make any other express or implied representation or warranty with respect to itself, the Business, the Transferred Assets or the Assumed Liabilities, or with respect to any other information provided to Purchaser or its representatives, and the Seller disclaims any other representations or warranties, whether made by or on behalf of the Seller or any other Person. The Seller will not, and no other Persons will, have or be subject to any Liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Purchaser or its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever (electronic or otherwise) or otherwise in expectation of the Transactions.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as disclosed in a document herewith delivered by Purchaser to the Seller (the “Purchaser Schedules”), Purchaser hereby makes the representations and warranties contained in this ARTICLE 4 to the Seller.

4.1 Organization, Good Standing and Other Matters. Purchaser is duly organized, validly existing and in good standing under the Applicable Laws of its jurisdiction of organization and has all requisite corporate power or other entity power and authority to own its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed to conduct its business as currently conducted and is in good standing in each jurisdiction in which the location of the property owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, materially impair or delay Purchaser’s ability to consummate the Transactions.

4.2 Authority and Enforceability. Purchaser has all requisite corporate power or other entity power and authority to execute and deliver this Agreement and each of the Related Documents to which it is (or at Closing, will be) a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and each of the Related Documents to which it is (or at Closing, will be) a party, and the consummation of the Transactions, have been duly authorized and approved by its board of directors (or equivalent governing body) and no other action on the part of Purchaser or its members is necessary to authorize the execution, delivery and performance of this Agreement and the Related Documents by Purchaser and the consummation of the Transactions. This Agreement has been, and each Related Document will be at or prior to Closing, duly executed and delivered by Purchaser and, assuming the due execution and delivery by the other parties hereto or thereto, constitutes a valid and binding obligation of Purchaser enforceable against it in accordance with its respective terms, except to the extent that such enforceability may be subject to, and limited by, the Enforceability Exceptions.

4.3 No Conflict: Required Filings and Consents. Except (a) such filings as may be required in connection with the Transfer Taxes described in Section 2.10 and (b) as set forth on Schedule 4.3, the execution and delivery of this Agreement and of the Related Documents and the consummation of the Transactions by Purchaser will not (i) violate the provisions of its Organizational Documents, (ii) violate any Applicable Law or Order to which it is subject or by which any of its properties or assets are bound, (iii) require it to obtain any Consent, or give any notice to, or make any filing with, any Governmental Authority on or prior to the Closing Date, (iv) result in a material breach of or constitute a default (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation or acceleration under, or require the Consent of any third party to, any material Contract to which it is a party or (v) result in the imposition or creation of any Lien upon or with respect to any of its assets or properties; excluding from the foregoing clauses (ii) through (v) Consents, approvals, notices and filings the absence of which, and violations, breaches, defaults, rights of acceleration, cancellation or termination, and Liens, the existence of which would not, individually or in the aggregate, (A) have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or (B) otherwise prevent, hinder or delay the consummation of the Transactions.

4.4 Financing. Purchaser has, and at the Closing will have, (a) sufficient internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the Purchase Price in accordance with the terms hereof and any other payments required hereunder and any expenses incurred or required to be paid by Purchaser in connection with the Transactions, and (b) the resources and capabilities (financial or otherwise) to perform its obligations hereunder and under the Related Documents. Purchaser has not incurred any obligation, commitment, restriction, or Liability of any kind, which would impair or adversely affect such resources and capabilities.

4.5 Solvency. Purchaser is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the Transactions, including the making of the payments contemplated by Section 2.9, and assuming satisfaction of the conditions to Purchaser’s obligation to consummate the Transactions as set forth herein, the accuracy of the representations and warranties of Purchaser set forth herein and the performance by Purchaser of its obligations hereunder in all material respects, Purchaser will be Solvent.

4.6 Litigation. There is no Action pending or, to Purchaser’s Knowledge, formally threatened against Purchaser or involving any of its properties or assets that would be reasonably be expected to (a) have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or (b) otherwise prevent, hinder, or delay the consummation of the Transactions.

4.7 Brokers and Finders. None of Purchaser or its Affiliates have, directly or indirectly, entered into any agreement with any Person that would obligate the Seller to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.

4.8 Non-Reliance of Purchaser; No Other Representations and Warranties.

(a) Except for the specific representations and warranties expressly made by the Seller in ARTICLE 3 and Related Documents as further limited by the specifically bargained-for exclusive remedies as set forth in ARTICLE 9 of this Agreement, and the representations and warranties made by the Seller in the Sublicense Agreement or any Related Document, Purchaser acknowledges and agrees that (i) the Seller is not making and have not made any representation or warranty, expressed or implied, at law or in equity, in respect of the Business, the Transferred Assets, the Assumed Liabilities, or any of its operations, prospects or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any Liabilities, the prospects of the Business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Business furnished to Purchaser or its representatives or made available to Purchaser and its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever, and (ii) no officer, director, manager, stockholder, agent, Affiliate, advisor, representative or employee of the Seller Group has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE 3 and subject to the limited remedies herein provided, or any representations, warranties or agreements not specifically set forth in the Sublicense Agreement or any Related Document.

(b) Other than the specific representations and warranties expressly set forth in ARTICLE 3 as further limited by the specifically bargained-for exclusive remedies as set forth in ARTICLE 9 of this Agreement, and the representations and warranties made by the Seller in the Sublicense Agreement or any Related Document, Purchaser specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Seller and the Seller’s Affiliates have specifically disclaimed and do hereby specifically disclaim, and shall not have or be subject to any Liability for reliance on any such other representation or warranty made by any Person. Purchaser specifically waives any obligation or duty by the Seller or the Seller’s Affiliates to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties expressly set forth in ARTICLE 3 or in the Sublicense Agreement or any Related Document and disclaim reliance on any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties set forth in ARTICLE 3 or in the Sublicense Agreement or any Related Document.

(c) Purchaser is acquiring the Business, the Transferred Assets and the Assumed Liabilities subject only to the specific representations and warranties expressly set forth in ARTICLE 3 as further limited by the specifically bargained-for exclusive remedies as set forth in ARTICLE 9 of this Agreement, and the representations and warranties expressly set forth in the Sublicense Agreement or any Related Document.

4.9 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE 4, neither Purchaser nor any other Person on behalf of Purchaser makes any other express or implied representation or warranty with respect to Purchaser or with respect to any other information provided to the Seller or its representatives, and Purchaser disclaims any other representations or warranties, whether made by Purchaser or any of its Affiliates, officers, directors, employees, agents or representatives.

ARTICLE 5.

BANKRUPTCY COURT MATTERS

5.1 Competing Transaction. This Agreement is subject to approval by the Bankruptcy Court and the consideration by the Seller of higher or better competing bids in respect of all or any part of the Transferred Assets (whether in combination with other assets of the Seller Group or otherwise) in accordance with the terms of the Bid Procedures Order (each, a “Competing Bid”). From the Agreement Date (and any prior time) and until the Closing, the Seller is permitted to, and to cause its representatives to, initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to Purchaser and its Affiliates and representatives) in connection with any sale or other disposition of the Transferred Assets. In addition, the Seller shall have the authority to respond to any inquiries or offers to purchase all or any part of the Transferred Assets (whether in combination with other assets of the Seller Group or otherwise) and perform any and all other acts related thereto which are required under the Bankruptcy Code, the Bid Procedures Order or other Applicable Law, including supplying information relating to the Business and the assets of the Seller Group to prospective purchasers.

5.2 Bankruptcy Court Filings.

(a) Subject to its right to pursue a Competing Bid in accordance with the Bid Procedures Order, the Seller shall diligently pursue the entry by the Bankruptcy Court of the Sale Order, which Sale Order shall provide for the transfer of the Transferred Assets and the Assumed Liabilities to Purchaser free from all successor or transferee Liability to the fullest extent permitted by Section 363 of the Bankruptcy Code. The Seller shall comply (or obtain an Order from the Bankruptcy Court waiving compliance) with all requirements under the applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, and the Local Bankruptcy Rules for the Bankruptcy Court in obtaining the entry of the Sale Order. The Seller further covenants and agrees that, after entry by the Bankruptcy Court of the Sale Order, and provided that the Sale Order becomes a Final Order, the terms of any other proposed order submitted by the Seller to the Bankruptcy Court shall not conflict with, supersede, abrogate, nullify or restrict the terms of this Agreement, or in any way prevent or interfere with the consummation or performance of the Transactions. Purchaser agrees that it will promptly take such actions as are reasonably requested by the Seller to assist in obtaining entry of the Sale Order, including by furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code. In the event, if the entry of the Sale Order shall be appealed, the Seller and Purchaser shall use their respective commercially reasonable efforts to defend such appeal.

(b) Seller shall use commercially reasonable efforts to provide Purchaser with a reasonable opportunity to review and comment upon all motions, applications, and supporting papers relating to the transactions contemplated by this Agreement prepared by Seller or any Affiliates (including forms of orders and notices to interested parties) prior to the filing thereof in the Bankruptcy Cases; provided that the foregoing shall not require the Seller to take any action that would, in Seller’s reasonable business judgment, threaten to harm the overall value to be produced by the Seller’s in-court sale process.

(c) The form of Sale Order submitted by the Seller to the Bankruptcy Court for approval shall be in a form and substance reasonably acceptable to Purchaser.

(d) Seller shall not seek any modification to the Bid Procedures, Bid Procedures Order, or Sale Order by the Bankruptcy Court that are materially adverse to Purchaser without the prior written consent of Purchaser, which such consent shall not be unreasonably withheld.

(e) Each of Purchaser and Seller will promptly take such actions as are reasonably requested by the other party to assist in obtaining entry of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of providing necessary assurances of performance by Seller of its obligations under this Agreement and demonstrating that Purchaser is a good faith buyer under section 363(m) of the Bankruptcy Code.

(f) Seller shall use commercially reasonable efforts to provide appropriate notice of the hearings on the Sale Order to all Persons entitled to notice, including, but not limited to, all Persons that have asserted Liens on the Transferred Assets, all parties to the Assigned Contracts and all taxing authorities in jurisdictions applicable to Seller and as otherwise required by the Bankruptcy Code and bankruptcy rules.

(g) Within five (5) Business Days of the Auction (subject to the Bankruptcy Court’s availability), if Purchaser is the successful bidder at the Auction (or if there is no Auction), Seller will seek entry of the Sale Order by the Bankruptcy Court.

(h) The Seller and Purchaser agree that, in the event that Purchaser is not the winning bidder at an auction undertaken pursuant to the Bid Procedures Order (the “Auction”), and (i) Purchaser submits the Back-Up Bid at the Auction or (ii) the terms of this Agreement are deemed to constitute a Back-Up Bid, then Purchaser shall be obligated to promptly consummate the Transactions upon the terms and conditions as set forth herein, including the payment of the Purchase Price as the same may be increased by Purchaser at the Auction; provided that the Seller gives written notice to Purchaser on or before the Back-up Termination Date, stating that the Seller (A) failed to consummate the sale of the Transferred Assets with the winning bidder, and (B) terminated the purchase agreement with the winning bidder.

5.3 Assumption of Assigned Contracts.

(a) On June 4, 2024, the Seller filed (or caused to be filed) a notice of assumption (the “Assumption Notice”) with the Bankruptcy Court and served such notice on each counterparty to a Contract listed thereon. The Assumption Notice identified all Contracts that the Seller and Purchaser believe may be assumed and assigned in connection with the sale of the Transferred Assets and set forth a good faith estimate of the amount of Cure Amounts applicable to each such Contract (and if no Cure Amount is estimated to be applicable with respect to any particular Contract, the amount of such Cure Amount designated for such Contract shall be “$0.00”). In accordance with the Bid Procedures Order, the Seller reserves the right to supplement such list of Contracts and provide additional notice of assumption.

(b) On or before the date that is three (3) Business Days before the Closing Date (the “Designation Deadline”), Purchaser shall provide to the Seller a Contracts List, which shall identify all Contracts that Purchaser elects to have assumed and assigned to Purchaser on the Closing Date (and with respect to the Existing Manufacturing Contracts, assumed and assigned to Purchaser which will be automatically effective as of the applicable Existing Manufacturing Contract Transfer Date without further notice). For the avoidance of doubt, Purchaser shall be entitled, with the agreement of Seller, to add, or, in the sole discretion of Purchaser, to remove, any Contracts from the Contracts List at any time (or multiple times) prior to the Designation Deadline by providing to the Seller by email a copy of the amended Contracts List. Any Contracts List that Purchaser delivers to the Seller prior to the Designation Deadline shall be deemed to replace and supersede any Contracts List that Purchaser had previously delivered to Seller. For the avoidance of doubt, only those Contracts that are identified on the Contracts List as of the Designation Deadline shall constitute Assigned Contracts and will be assumed by the Seller and assigned to Purchaser pursuant to the Sale Order. The Seller shall file such motions or pleadings as may be appropriate or necessary to assume and assign the Assigned Contracts and to determine the amount of the Cure Amounts; provided that nothing herein shall preclude the Seller from filing one or more motions to reject any Contracts that are not identified on the Contracts List as of the Designation Deadline.

(c) Notwithstanding any provision in this Agreement to the contrary, a Contract shall not be an Assigned Contract hereunder and shall not be assigned to, or assumed by, Purchaser to the extent that such Contract is (i) deemed rejected under Section 365 of the Bankruptcy Code, (ii) the subject of an objection to assignment or assumption or requires the consent of any Governmental Authority or other third party (other than, and in addition to, the Bankruptcy Court) in order to permit the assumption and assignment by the applicable Seller to Purchaser of such Contract pursuant to Section 365 of the Bankruptcy Code, and such objection has not been resolved or such consent has not been obtained prior to the thirtieth (30th) day following the Closing Date (as such period may be extended by mutual agreement of Seller and Purchaser), or (iii) terminated by any party thereto other than Seller, or terminates or expires by its terms, on or prior to such time as it is to be assumed by and assigned to Purchaser as an Assigned Contract hereunder and is not continued or otherwise extended upon assumption. In no event shall the failure to assign to Purchaser any Contract in accordance with subsections (i) through (iii) above reduce the Purchase Price payable to Seller or constitute a failure to satisfy the conditions precedent of Seller under Section 8.3.

(d) Subject to the terms of Section 2.5, Section 2.8, Section 5.3(a) and Section 5.3(b), and subject to the entry of an order (which may be the Sale Order) of the Bankruptcy Court authorizing the assignment to Purchaser of the Assigned Contracts, Purchaser shall make provision for the payment of the Purchaser Cure Amounts for Assumed Contracts, and Seller shall make provision for the payment of the Seller Cure Amounts for Assumed Contracts, in cash at Closing in accordance with the Sale Order.

(e) Notwithstanding any provision in this Agreement to the contrary, from and after the date of the Assumption Notice through the Closing Date, the Seller will not reject or take any action (or fail to take any action that would result in rejection by operation of Applicable Law) to reject, withdraw, repudiate or disclaim any Assigned Contract unless (i) Purchaser has provided its prior written consent; or (ii) Purchaser has removed such Assigned Contract from the list of Assigned Contracts.

5.4 Disputed Contracts. In the event of an objection by a Contract counterparty to the Cure Amount asserted by Seller with regard to any Contract on the Contract List (such contract, a “Disputed Contract”), Seller shall either settle the objection of such party or shall litigate such objection under procedures as established by the Bankruptcy Court. In no event shall the Seller settle a Cure Amount objection with regard to any potential Assigned Contract without the express written consent (such consent not to be unreasonably withheld) of Purchaser (with an email consent being sufficient). In the event that a dispute regarding the Cure Amounts with respect to a Contract has not been resolved as of the Closing, the parties shall nonetheless remain obligated to consummate the transactions contemplated by this Agreement. Upon entry of an Order of the Bankruptcy Court (if necessary) determining any Cure Amount and authorizing the assumption and assignment to Purchaser of such Disputed Contract after the Closing, which order shall be in form and substance acceptable to Purchaser (a “Disputed Contract Order”), Purchaser shall have the option to designate the Disputed Contract as an Assigned Contract or an Excluded Contract (regardless of whether such contract was identified on the Contracts List). If Purchaser elects to designate the Disputed Contract as an Excluded Contract, (a) such Disputed Contract shall automatically be deemed to be an Excluded Contract for all purposes under the Sale Order and this Agreement, and (b) Purchaser shall not be obligated to pay any Cure Amount or liabilities associated with such Disputed Contract. If Purchaser elects to designate the Disputed Contract as an Assigned Contract, such Disputed Contract shall be deemed an Assigned Contract for all purposes hereunder and, for the avoidance of doubt, Purchaser shall assume the Disputed Contract and shall be responsible for paying the associated Purchaser Cure Amount (if any) with respect to such Disputed Contract; and (if applicable) Seller shall be responsible for paying all related Seller Cure Amounts; provided, however, that if Purchaser does not designate such Disputed Contract as either an Excluded Contract or an Assigned Contract within five (5) Business Days after the date of the Disputed Contract Order (or such later date as agreed by the Seller and Purchaser), (a) such Disputed Contract shall automatically be deemed to be an Excluded Contract for all purposes under the Sale Order and this Agreement, and (b) Purchaser shall not be obligated to pay any Cure Amount or liabilities associated with such Disputed Contract.

5.5 Previously Unknown and Previously Excluded Contracts.

(a) If at any time, prior to the earlier of confirmation of a plan in the Chapter 11 Cases or entry of an order dismissing the Chapter 11 Cases, it is discovered that a Contract material to the operation of the Business should have been identified on the Assumption Notice but was not so listed (any such Contract, a “Previously Unknown Contract”), Seller shall, promptly following the discovery thereof (but in no event later than five (5) Business Days following the discovery thereof), notify Purchaser in writing of such Previously Unknown Contract and provide Purchaser with a copy of such Previously Unknown Contract and the Cure Amount (if any) in respect thereof. Purchaser shall thereafter deliver written notice to Seller (email being sufficient), no later than ten (10) Business Days following such notice of such Previously Unknown Contract from Seller, if Purchaser elects for such Previously Unknown Contract to be an Assigned Contract. If Purchaser elects for a Previously Unknown Contract to be an Assigned Contract in accordance with this Section, then to the extent not previously filed and served, Seller shall file and serve an assignment and assumption notice on the Contract counterparty to such Previously Unknown Contract (a “Supplemental Assignment Notice”) notifying such Contract counterparty of Seller’s intention to assume and assign to Purchaser such Previously Unknown Contract, including the proposed Cure Amount (if any). Such notice shall state that such Contract counterparty shall have fourteen (14) days to object to the assumption and assignment of the Contract to Purchaser (the “Supplemental Assignment Notice Objection Deadline”). Following expiration of the Supplemental Assignment Notice Objection Deadline and, if no objections are received, Seller shall submit a proposed order (in form and substance reasonably acceptable to Purchaser) to the Bankruptcy Court under certification of counsel authorizing the assumption and assignment of such Contract to Purchaser and, upon the entry of such an order, such Contract shall be deemed an Assigned Contract for all purposes under this Agreement and the Sale Order. If such Contract counterparty objects to the proposed assumption and assignment, the Contract at issue shall be deemed a Disputed Contract for all purposes under this Agreement.

(b) At any time prior to the earlier of confirmation of a plan in the Chapter 11 Cases or entry of an order dismissing the Chapter 11 Cases, Purchaser may elect to take an assignment of any Excluded Contract that has not yet been assumed and assigned pursuant to an order of the Bankruptcy Court (a “Previously Excluded Contract”) by sending a written notice to Seller (email being sufficient) of such election. If Purchaser elects for a Previously Excluded Contract to be an Assigned Contract in accordance with this Section, then to the extent not previously filed and served, Seller shall file and serve a Supplemental Assignment Notice on the Contract counterparty to such Previously Excluded Contract. Such Supplemental Assignment Notice Objection Deadline shall state that such Contract counterparty shall have fourteen (14) days to object to the assumption and assignment of the Contract to Purchaser. Following expiration of the Supplemental Assignment Notice Objection Deadline and if no objections are received, Seller shall submit a proposed order (in form and substance reasonably acceptable to Purchaser) to the Bankruptcy Court under certification of counsel authorizing the assumption and assignment of such Contract to Purchaser and, upon the entry of such an order, such Contract shall be deemed an Assigned Contract for all purposes under this Agreement and the Sale Order and, subject to Section 7.15 with respect to Cross-Over Contracts, the Purchaser shall be responsible for satisfying or paying any Cure Amounts or other Liabilities with respect to such Contract, whether or not such Cure Amounts or other Liabilities exceed the Purchaser Cure Amounts. For the avoidance of doubt, the Cross-Over Contracts are not Previously Excluded Contracts. If such Contract counterparty objects to the proposed assumption and assignment, the Contract at issue shall be deemed a Disputed Contract for all purposes under this Agreement.

(c) Seller and Purchaser agree that the Sale Order shall contain language approving the assumption and assignment procedures with respect to Disputed Contracts, Previously Unknown Contracts and Previously Excluded Contracts as set forth in Sections 5.3(b), 5.4 and 5.5 hereof.

ARTICLE 6.

PRE-CLOSING COVENANTS

6.1 Conduct of Business. Except (i) as set forth on Schedule 6.1, (ii) as may be approved by Purchaser (which approval will not be unreasonably withheld, delayed or conditioned; provided, however, that the consent of Purchaser shall be deemed to have been given if Purchaser does not object within forty-eight (48) hours after written request for such consent is provided by the Seller to Purchaser), (iii) for actions taken or omitted to be taken by any member of the Seller Group in response to any Public Health Measure, or (iv) as is otherwise permitted, contemplated or required by this Agreement, any Assigned Contract, by Applicable Laws or by order of the Bankruptcy Court, from the Agreement Date through the earlier of the Closing Date or the termination of this Agreement in accordance with its terms:

(a) The Seller Group shall use their commercially reasonable efforts to carry on the Business in all material respects in the ordinary course of business as it has been conducted since the Petition Date; and

(b) The Seller shall not, and shall cause its Affiliates not to:

(i) sell, license, abandon or otherwise dispose of any material asset or property constituting Transferred Assets other than, in each case, in the ordinary course of business or for the purpose of disposing of obsolete or worthless assets;

(ii) except in the ordinary course of business, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of any business or any corporation, partnership or other business organization or otherwise acquire any assets (except inventory), that as of the Closing would constitute Transferred Assets, except for the acquisition of assets in the ordinary course of business;

(iii) change its present accounting methods or principles in any material respect, except as required by GAAP or Applicable Law;

(iv) make or change any Tax election, change an annual accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment or surrender any right to claim a refund of Taxes, other than in the ordinary course of business or as required by the Code or Applicable Law, and in each case that could have a material effect on the amount of Taxes due from the Business or due as a result of the Transferred Assets for a taxable period (or portion thereof) beginning after the Closing Date;

(v) compromise or settle any material litigation relating to the Business or cancel or compromise any material claim or waive or release any material right that, in each case, is related to the Business or a Transferred Asset;

(vi) encumber, transfer, abandon, allow to lapse, fail to prosecute or maintain, exclusively license, or otherwise dispose of any material Business Intellectual Property or Regulatory Approvals, except, in each case, other than in the ordinary course of business and other than the expiration of the statutory term of any Intellectual Property;

(vii) materially modify, materially breach, repudiate, reject, or terminate any Assigned Contract, or waive, release or assign any material rights or claims under any Assigned Contract;

(viii) grant, impose or suffer to be imposed any Lien upon any of the Transferred Assets other than Permitted Liens or Liens that will be cured prior to the Closing; and

(ix) authorize, agree or otherwise commit, whether or not in writing, to do any of the foregoing.

(c) Notwithstanding anything to the contrary, nothing contained in this Agreement shall give Purchaser or any of its Affiliates, directly or indirectly, any right to control or direct the Business, assets and operations prior to the Closing. Prior to the Closing, the Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its Business, assets and operations, subject to Purchaser’s consent rights and Seller’s obligations, in each case as expressly set forth in this Agreement.

6.2 Access to Information; Confidentiality.

(a) From the Agreement Date until the earlier of the Closing Date and the termination of this Agreement, the Seller shall grant Purchaser and its representatives (at Purchaser’s sole cost and expense) reasonable access, during normal business hours and upon reasonable notice (and in the event of a facility visit request, at least forty-eight (48) hours prior notice), and subject to any limitations resulting from any Public Health Measures, to the personnel, facilities, book and records of the Seller Group related to the Business or the Transferred Assets that are in the possession of, owned by, or under the control (including via license) of the Seller Group, including such foregoing items that are controlled by Seller or its Affiliates as a result of being held by or on behalf of the Seller Group (including by or on behalf of any contractors or other service providers acting on behalf of the Seller Group, directly or indirectly, at any level); provided, however, that (i) all requests for access shall be directed to such other person(s) as the Seller may designate in writing from time to time (the “Seller Access Contact”), (ii) such activities do not unreasonably interfere with the ongoing business or operations of the Seller Group, (iii) the Seller shall have the right to have one or more of its representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 6.2(a), (iv) Purchaser shall have no right to perform invasive or subsurface investigations or conduct any sampling or analysis of environmental media of the nature commonly referred to as a “Phase II Environmental Investigation,” such as any soil or groundwater testing, (v) such access or related activities would not cause a violation of any agreement to which any Seller Group Member is a party, (vi) no Personal Information shall be disclosed or used other than in compliance with applicable privacy law and (vii) nothing herein shall require any member of the Seller Group or their representatives to furnish to Purchaser or provide Purchaser with access to information that (A) is subject to an attorney-client or an attorney work-product privilege, (B) legal counsel for the Seller Group reasonably concludes may give rise to antitrust or competition law issues or violate a protective order or otherwise may not be disclosed pursuant to Applicable Law (including any Public Health Measure) or (C) would cause significant competitive harm to the Seller Group if the Transactions are not consummated.

(b) Notwithstanding anything to the contrary contained in this Agreement, from the Agreement Date until the Closing Date, Purchaser shall not, and shall cause its representatives not to, have any contact or discussions concerning any member of the Seller Group, the Business, the Transaction or any other matters with any lender, borrower, creditor, guarantor, business partner, bank, landlord, tenant, supplier, customer, employee, manager, franchisee, distributer, noteholder, independent contractor, consultant or other material business relation of any Seller Group Member, in each case, without the prior written consent of the Seller Access Contact (which consent may be withheld in the Seller’s sole discretion and, if given, may be conditioned on the Seller Access Contact or his or her designee having the right to participate in any meeting or discussion); provided, however, that no such consent is required for Purchaser to exercise its rights or perform its obligations under Sections 7.9, 7.10, 7.11, 7.12, 7.13, 7.14, 7.15, and 7.16, to contact Merck in connection with the Merck Side Letter or Sublicense Agreement, to contact any of the counterparties to any Existing Manufacturing Contract or any Cross-Over Contracts, or contact any of the buyers of Seller’s assets that are beneficiaries of such Cross-Over Contracts, and Purchaser is hereby authorized to engage in such contact and discussions.

(c) Any information provided to or obtained by Purchaser or its representatives, including pursuant to this Section 6.2 is confidential information and subject to the terms of, and the restrictions contained in, the Confidentiality Agreement. Purchaser agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Effective upon (and only upon) the Closing, the Confidentiality Agreement shall automatically terminate and none of the parties thereto shall have any further Liability or obligation thereunder except with respect to any confidential information provided to or obtained by Purchaser or its representatives concerning the Seller Group, which information shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date. If this Agreement is terminated prior to Closing for any reason, the duration of the confidentiality of the Confidentiality Agreement shall be deemed extended, without any further action by the parties, for a period of time equal to the period of time elapsed between the date such Confidentiality Agreement was initially signed and the date of termination of this Agreement.

6.3 Efforts to Consummate. Except as otherwise provided in this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to cause the Closing to occur as soon as possible after the Agreement Date, including satisfying the conditions precedent set forth in ARTICLE 8 applicable to such party including (a) defending against any Actions, judicial or administrative, challenging this Agreement or the consummation of the Transactions, (b) seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and non-appealable vacated or reversed, and (c) and executing any additional instruments reasonably requested by another party hereto (without cost or expense to the executing party) necessary to carry out the Transactions and to fully carry out the purposes of this Agreement; provided, however, that, for purposes of “commercially reasonable efforts” standard as required by this Section 6.3, Section 6.4 or Section 6.5, neither the Seller nor its Affiliates or representatives shall be required to offer or grant any accommodation or concession (financial or otherwise) to any third party or to otherwise expend any money or suffer any detriment, to expend any money to remedy any breach of any representation or warranty hereunder, to commence any Action, to waive or surrender any right, to modify any agreement (including any Assigned Contract) or to provide financing to Purchaser for the consummation of the Transactions.

6.4 Notices and Consents. Reasonably promptly following the execution of this Agreement, the Seller will give, or cause to be given, applicable notices to third parties and thereafter will use commercially reasonable efforts (as limited by Section 6.3) to obtain the third-party consents set forth on Schedule 6.4; provided, however, that no representation, warranty, covenant or agreement of the Seller shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (a) the failure to obtain any such third-party consent (unless such consent is part of a closing condition of Seller), (b) any termination of a Contract as a result of the failure to obtain such third-party consent (unless such consent is part of a closing condition of Seller) or (c) any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such termination; provided, further, that nothing in this Section 6.4 shall require the Seller to expend any money or grant any concessions to obtain any such third-party consent (unless Purchaser provides the funds for or reimburses the Seller for such payment).

6.5 Regulatory Matters.

(a) Purchaser and the Seller will establish a mutually acceptable and prompt communication and interaction process to ensure the orderly transfer of the Lonafarnib IND and other similar regulatory approval and authorization documents for jurisdictions outside of the United States. Promptly after Closing, the parties shall file with the FDA, and any other relevant Governmental

Authority all information required in order to transfer the Lonafarnib IND and other similar regulatory approval and authorization documents for jurisdictions outside of the United States from the Seller to Purchaser, including the information required pursuant to 21 C.F.R. § 314.72, or any successor regulation thereto, any authorization letters or notices, and letters of acceptance. Seller shall file the information required of a former owner, and Purchaser shall file the information required of a new owner, at each party’s own expense. Both Purchaser and the Seller also agree to use all commercially reasonable efforts to take any actions required by the Governmental Authority or other government/health agencies to effect the transfer of the Lonafarnib IND and other similar regulatory approval and authorization documents for jurisdictions outside of the United States from the Seller to Purchaser, and hereby further agree to cooperate with each other in order to effectuate the foregoing transfer of the Lonafarnib IND. The parties agree to use all commercially reasonable efforts to complete the filing of the transfer of the Lonafarnib IND and other similar regulatory approval and authorization documents for jurisdictions outside of the United States within ten (10) days from the Closing Date. The Seller may retain an archival copy of the Lonafarnib IND and other similar regulatory approval and authorization documents for jurisdictions outside of the United States, including supplements and records that are required to be kept under 21 C.F.R. § 314.81 or other similar regulation.

(b) From and after the Closing Date until the Seller is dissolved, the Seller shall cooperate with Purchaser in preparing, disclosing and providing any relevant records, reports, responses or any other documentation that are required to be made, maintained and reported pursuant to the Governmental Authority. The parties agree to use their commercially reasonable efforts to take any other actions required by the FDA or any other Governmental Authority to effect the transaction.

(c) Until the completion of the transfer of the Lonafarnib IND to Purchaser, the Seller shall take all reasonably necessary or advisable actions to maintain the relevant Lonafarnib IND and other similar regulatory approval and authorization documents for jurisdictions outside of the United States.

6.6 Public Announcements. Between the Agreement Date and the Closing Date, except to the extent required by any Applicable Law or Action (including the Bankruptcy Cases), neither Purchaser nor the Seller shall, and Purchaser and the Seller shall cause their respective Affiliates and representatives not to, directly or indirectly, issue any press release or public announcement of any kind without the prior written consent of Purchaser and the Seller; provided, however, that the Seller and its Affiliates may make announcements from time to time to their respective employees, customers, suppliers, and other business relations and otherwise as the Seller may reasonably determine is necessary to comply with Applicable Law or the requirements of this Agreement or any other agreement to which any Seller Group Member or any such Affiliate is a party. Purchaser and the Seller shall cooperate in good faith to prepare a joint press release to be issued on the Closing Date, the terms of which shall be mutually agreed upon by the parties.

6.7 Update of Schedules; Knowledge of Breach. From time to time prior to the Closing, the Seller may supplement or amend the Schedules with respect to any matter first arising after the Agreement Date that would have been required to be set forth or described in such Schedules. Any such supplemental or amended disclosure shall not be deemed to have cured any such breach of representation or warranty for purposes of determining whether or not the conditions set forth in Section 8.2(a) have been satisfied. From and after the Closing, references to the Schedules shall be references to the Schedules as supplemented, modified and/or updated. If, prior to the Closing, Purchaser shall have reason to believe that any breach of a representation or warranty of the Seller has occurred (other than through notice from the Seller), Purchaser shall promptly so notify the Seller, in reasonable detail. Nothing in this Agreement, including this Section 6.7, shall imply that the Seller is making any representation or warranty as of any date other than the Closing Date (other than representations and warranties that are expressly made as of an earlier date).

ARTICLE 7.

POST-CLOSING COVENANTS

7.1 Access to Information; Books and Records. From and after the Closing, Purchaser and its Affiliates shall (i) afford the Seller Group and their respective representatives reasonable access, during normal business hours, upon reasonable advance notice and under reasonable circumstances, to the books and records of Purchaser and the Business shall permit the Seller Group and their respective representatives to examine and copy such books and records to the extent reasonably requested by such party and (ii) cause their representatives to furnish all information reasonably requested by any member of the Seller Group or their representatives in connection with financial or regulatory reporting, audit, third party litigation, preparing or filing of any Tax Return or the defense of any Tax claim or assessment or any other business purpose; provided, however, that nothing in this Section 7.1 shall require Purchaser or its Affiliates to furnish to the Seller Group or their respective representatives any material that is subject to an attorney-client or solicitor-client privilege or an attorney or solicitor work-product privilege or which may not be disclosed pursuant to Applicable Law. For a period of six (6) years following the Closing Date, or such longer period as may be required by Applicable Law or necessitated by applicable statutes of limitations, Purchaser shall, and shall cause its Affiliates to, maintain all such books and records in the jurisdiction in which such books and records were located prior to the Closing Date and shall not destroy, alter or otherwise dispose of any such books and records. On and after the end of such period, Purchaser shall, and shall cause its Affiliates to, provide the Seller with at least ten Business Days prior written notice before destroying, altering or otherwise disposing any such books and records, during which period the Seller may elect to take possession, at its own expense, of such books and records.

7.2 Post-Closing Receipt and Possession of Assets.

(a) After the Closing Date, the Seller shall transfer promptly to Purchaser from time to time (but in any event on a monthly basis) any payments constituting Transferred Assets received by the Seller. After the Closing Date, Purchaser shall transfer promptly to the Seller, from time to time (but in any event on a monthly basis), any payments constituting Excluded Assets, including any accounts receivable constituting Excluded Assets, received by Purchaser after the Closing.

(b) In the event that, after the Closing Date, Purchaser receives or otherwise is in possession of any other Excluded Asset, Purchaser shall promptly notify the Seller of its receipt or possession of such other Excluded Asset and transfer, at the Seller’s expense, such Excluded Asset to the Seller. In the event that, after the Closing Date, the Seller receives or otherwise is in possession of any other Transferred Asset, the Seller shall promptly notify Purchaser of its receipt or possession of such other Transferred Asset and transfer, at Purchaser’s expense (unless the Seller was required to transfer such Transferred Asset to Purchaser at Closing, in which case, and without limitation of any other remedies available to Purchaser, such transfer will be at the Seller’s expense), such Transferred Asset to Purchaser.

7.3 Tax Matters.

(a) All Taxes with respect to the income or operations of the Business or the ownership of the Transferred Assets that relate to any Straddle Period shall be apportioned between Seller and Purchaser as follows: (i) in the case of ad valorem or other property Taxes, on a per diem basis; and (ii) in the case of income, sales and use and withholding Taxes, employment Taxes, or other Taxes based on or measured by income, receipts or profits, as determined from the closing of the books and records of Seller and the Business at the close of business on the Closing Date.

(b) After the Closing Date, Purchaser and Seller shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books, records, work papers and Tax Returns for Pre-Closing Tax Periods) relating to the Business or the Transferred Assets as is reasonably necessary for the preparation of any Tax Return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment. Upon reasonable notice, Seller and Purchaser shall make its employees and facilities available on a mutually convenient basis to provide reasonable explanation of any documents or information provided hereunder. The other party hereto shall promptly (and in no event later than 30 days after receipt of the request) provide the requested information. The requesting party shall indemnify the other party for any out-of-pocket expenses incurred by such party in connection with providing any information or documentation pursuant to this Section 7.3(b). Any information obtained under this Section 7.3(b) shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Tax Returns or claims for refund or in conducting any Tax audit, dispute or contest.

7.4 Wrong Pockets.

(a) Assets. If either Purchaser or Seller becomes aware that any of the Transferred Assets has not been transferred to Purchaser or that any of the Excluded Assets has been transferred to Purchaser, it shall promptly notify the other and the parties shall, as soon as reasonably practicable, ensure that such property is transferred, at the expense of Seller and with any necessary prior third party consent or approval, to (i) Purchaser, in the case of any Transferred Asset that was not transferred to Purchaser at the Closing; or (ii) Seller, in the case of any Excluded Asset that was transferred to Purchaser at the Closing.

(b) Payments. If, on or after the Closing, either party shall receive any payments or other funds due to the other pursuant to the terms of this Agreement or any Related Document, then the party receiving such funds shall, within 30 days after receipt of such funds, forward such funds to the proper party. The parties acknowledge and agree there is no right of offset regarding such payments and a party may not withhold funds received from third parties for the account of the other party in the event there is a dispute regarding any other issue under this Agreement.

7.5 Purchased Intellectual Property and Purchased Product Information. Promptly following the Closing, at Purchaser’s sole cost and expense, Seller shall take such further actions and execute such further documents as may be necessary or reasonably requested by Purchaser to effectuate, evidence and perfect the assignment and transfer of the Owned Intellectual Property Assets and Regulatory Approvals to Purchaser, including making such filings with any Governmental Authorities as may be required to transfer the Owned Intellectual Property Assets and Regulatory Approvals to Purchaser or to further the prosecution, issuance or maintenance of the Owned Intellectual Property Assets and Regulatory Approvals.

7.6 Delivery of Transition Materials; Transition Activities. The Seller will, as soon as reasonably practicable after the Closing Date, (a) in any event within seven (7) Business Days after the Closing Date, effect the delivery of a complete and true copy of the Zokinvy Dossier as of such date of delivery and all Licensed Product Data, Licensed Product Regulatory Information, and Business Books and Records, and (b) within thirty (30) days after the Closing Date, (i) effect the delivery of all Inventory in accordance with Purchaser’s instructions at Purchaser’s cost and all other Transition Materials not otherwise delivered to Purchaser, and (ii) use commercially reasonable efforts to perform, and cooperate with Purchaser regarding, the transition activities set forth on Schedule 7.6.

7.7 Licenses.

(a) To Seller. From and after the Closing, subject to the terms and conditions of this Agreement, including Purchaser’s retained rights in Section 7.8 related to the Licensed Compound and Licensed Product in the Lonafarnib Antiviral Field, Purchaser hereby grants to Seller, during the period from the Closing until and expiring on completion of the wind-up of Seller, a non-exclusive, sublicensable (solely to a permitted sublicensee under the Merck License Agreement), royalty-free license, under Purchaser’s rights to the Transferred Regulatory Information and Transferred Data to Develop, make, have made, use, import, export, Commercialize, sell, offer for sale, and market the Licensed Progeria Product in the Progeria Field in the Territory.

(b) To Purchaser. From and after the Closing, subject to the terms and conditions of this Agreement, including Seller’s retained rights in Section 7.8 related to the Licensed Compound and Licensed Product in the Progeria Field, Seller hereby grants to Purchaser, (i) a perpetual, irrevocable, non-exclusive, sublicensable (solely to a permitted sublicensee under the Sublicense Agreement), royalty-free license, under Seller’s rights to the Licensed Progeria Product Regulatory Information, General Licensed Product Regulatory Information, Licensed Progeria Product Data, and General Licensed Product Data to Develop, make, have made, use, import, export, Commercialize, sell, offer for sale, and market the Lonafarnib Antiviral Product in the Lonafarnib Antiviral Field in the Territory, and (ii) a perpetual, irrevocable, non-exclusive, sublicensable, royalty-free license under Seller’s rights to the Business Books and Records that are not Transferred Business Books and Records to conduct the Business.

7.8 Retained Rights; Covenants. From and after the Closing:

(a) Seller acknowledges and agrees that as between the parties, subject to Section 7.7 and Section 7.9, Purchaser retains any and all other rights under the Transferred Regulatory Information and Transferred Data (i) to the extent necessary to perform any of Purchaser’s obligations hereunder, and (ii) that are outside the scope of the license granted to Seller under Section 7.7(a), including, for the avoidance of doubt, the right to Develop, make, have made, use, import, export, Commercialize, sell, offer for sale, and market the Licensed Compound and Licensed Product in the Lonafarnib Antiviral Field in the Territory.

(b) Seller shall not grant any Third Party any license or right under any Transferred Regulatory Information and Transferred Data, other than as expressly permitted by this Agreement or as required to fulfill its obligations under the Zokinvy Buyer-Eiger Agreement or the Merck License Agreement. Any breach of this Section 7.8 by Seller shall be deemed a material breach of this Agreement.

(c) Purchaser acknowledges and agrees that as between the parties, subject to Section 7.7 and Section 7.9, Seller retains any and all other rights under the Licensed Progeria Product Regulatory Information, General Licensed Product Regulatory Information, Licensed Progeria Product Data, and General Licensed Product Data (i) to the extent necessary to perform any of Purchaser’s obligations hereunder, and (ii) that are outside the scope of the license granted to Purchaser under Section 7.7(b), including, for the avoidance of doubt, the right to Develop, make, have made, use, import, export, Commercialize, sell, offer for sale, and market the Licensed Compound and Licensed Product in the Progeria Field in the Territory.

(d) Purchaser shall not grant any Third Party any license or right under any Licensed Progeria Product Regulatory Information, General Licensed Product Regulatory Information, Licensed Progeria Product Data, and General Licensed Product Data, other than as expressly permitted by this Agreement or as required to fulfill its obligations under the Zokinvy Buyer Agreement or the Sublicense Agreement.

7.9 Right of Reference. From and after the Closing:

(a) The Seller and its Affiliates shall grant, and hereby grant, and shall use reasonable efforts to cause its licensees and sublicensees of the Licensed Progeria Product to grant, to Purchaser and its Affiliates an irrevocable, perpetual, fully paid-up right to reference and access and receive a copy of, and shall provide, and shall use reasonable efforts to cause such licensees and sublicensees to provide, to Purchaser and its Affiliates, (i) the Regulatory Information, Regulatory Application(s), and Regulatory Approval(s) related to any Licensed Product in any field (including the

Lonafarnib Antiviral Field and Progeria Field), and (ii) all data included or referenced in such Regulatory Information, Regulatory Application(s), and Regulatory Approval(s), in each case (i) and (ii), in the possession of, owned by, or under the control (including via license) of Seller or its Affiliates, including such foregoing items that are controlled by Seller or its Affiliates as a result of being held by or on behalf of the Seller or any of its Affiliates (including by or on behalf of any contractors or other service providers acting on behalf of the Seller or any of its Affiliates, directly or indirectly, at any level), to the extent necessary or reasonably useful for Purchaser to Develop, Manufacture, and obtain and maintain Regulatory Approvals for, Commercialize the Lonafarnib Antiviral Products in the Lonafarnib Antiviral Field in the Territory, and comply with its obligations under Applicable Laws and to Regulatory Authorities and investigators with respect thereto; provided, however, that (A) such right of reference shall be used solely for exercising its license and rights and performing its obligations under the Sublicense Agreement and the Merck Side Letter and (B) all information that is subject to the right of reference shall be treated by Purchaser and its Affiliates, as between the parties, as confidential information of the Seller and its Affiliates under the Confidentiality Agreement.

(b) Purchaser and its Affiliates shall grant, and hereby grant, and shall use reasonable efforts to cause its licensees and sublicensees of the Lonafarnib Antiviral Products to grant, to the Seller and its Affiliates an irrevocable, perpetual right, fully paid-up right to reference and access and receive a copy of, and shall provide, and shall use reasonable efforts to cause such licensees and sublicensees to provide, to Seller and its Affiliates, (i) the Regulatory Information, Regulatory Application(s), and Regulatory Approval(s) related to any Licensed Product in any field (including the Lonafarnib Antiviral Field and Progeria Field), and (ii) all data included or referenced in such Regulatory Information, Regulatory Application(s), and Regulatory Approval(s), in each case (i) and (ii), in the possession of, owned by, or under the control (including via license) of Purchaser or its Affiliates, including such foregoing items that are controlled by Seller or its Affiliates as a result of being held by or on behalf of Purchaser or any of its Affiliates (including by or on behalf of any contractors or other service providers acting on behalf of Purchaser or any of its Affiliates, directly or indirectly, at any level), to the extent necessary or reasonably useful for Seller to Develop, Manufacture, and obtain and maintain Regulatory Approvals for, Commercialize the Licensed Progeria Products in the Progeria Field in the Territory, and comply with its obligations under Applicable Laws and to Regulatory Authorities and investigators with respect thereto; provided, however, that (A) such right of reference shall be used solely for exercising its license and rights and performing its obligations under the Merck License Agreement, as retained by the Seller and its Affiliates and (B) all information that is subject to the right of reference shall be treated by the Seller and its Affiliates, as between the parties, as confidential information of Purchaser and its Affiliates under the Confidentiality Agreement.

(c) Within thirty (30) days after the Closing Date, the party and its Affiliates granting a right of reference and other rights under this Section 7.9 will provide, and will cause its applicable licensees and sublicensees (to the extent such party and/or its Affiliates have the right to cause such licensee or sublicensee to do so) to provide, a signed statement to the other party and its Affiliates and applicable licensees or sublicensees that they may rely on, in support of the approval of Regulatory Applications and Regulatory Approval(s) controlled by them, and provide the applicable Regulatory Authority access to (i) such Regulatory Applications and Regulatory Approval(s) and (ii) the underlying data, including raw data, controlled by them included or referenced in such Regulatory Applications and Regulatory Approval(s) (such letter, a “Letter of Authorization”). Each party and its Affiliates will take such actions as may be reasonably requested by the other party and its Affiliates, including providing copies of Regulatory Applications and Regulatory Approval(s) and related data and providing letters of authorization or other documentation, to give effect to the intent of this Section 7.9 and to give the other party and its Affiliates the benefit of such party’s and its Affiliates’ Regulatory Applications, Regulatory Approval(s), and the underlying data, including raw data, included or referenced therein, as provided herein. The party and its Affiliates granting a right of reference and other rights under this Section 7.9 will bear its own costs and expenses associated with providing, or causing its applicable licensees and sublicensees to provide to, the other party and its Affiliates with such right of reference and other rights.

7.10 Pharmacovigilance. From and after the Closing:

(a) Within thirty (30) days after the Closing Date, Seller shall provide Purchaser with all adverse events (“AEs”) for Licensed Products, Lonafarnib HDV Products, and Licensed Progeria Products to the extent not previously provided to Purchaser that are in the possession of, owned by, or under the control (including via license) of Seller or its Affiliates, including such foregoing items that are controlled by Seller or its Affiliates as a result of being held by or on behalf of the Seller or any of its Affiliates (including by or on behalf of any contractors or other service providers acting on behalf of the Seller or any of its Affiliates, directly or indirectly, at any level). In addition to the foregoing, Seller shall transfer to Purchaser in an agreed upon format, all relevant information (sufficient for Purchaser to comply with its obligations to Regulatory Authorities and investigators) regarding AEs that have been observed during any clinical trials conducted with Licensed Products, Lonafarnib HDV Products, and Licensed Progeria Products prior to the Closing Date that are in the possession of, owned by, or under the control (including via license) of Seller or its Affiliates, including such foregoing items that are controlled by Seller or its Affiliates as a result of being held by or on behalf of the Seller or any of its Affiliates (including by or on behalf of any contractors or other service providers acting on behalf of the Seller or any of its Affiliates, directly or indirectly, at any level).

(b) Each party (with respect to Seller, to the extent permitted to do so under the Zokinvy Buyer-Eiger Agreement and the Merck License Agreement, and with respect to Purchaser, to the extent permitted to do so under the Zokinvy Buyer Agreement and the Sublicense Agreement) shall (i) notify the other party of all information coming into its possession concerning AEs associated with commercial or clinical uses, studies, investigations or tests with Licensed Products, Lonafarnib HDV Products, or Licensed Progeria Products, in the Territory, as applicable, involving Licensed Products, Lonafarnib HDV Products, or Licensed Progeria Products, as applicable, and (ii) forward to the other party, completed AE case reports associated with commercial or clinical uses, studies, investigations or tests with Licensed Products, Lonafarnib HDV Products, or Licensed Progeria Products, as applicable, within five (5) Business Days for any death/fatal-life threatening assessed AEs or, within ten (10) Business Days for all other serious AEs, to assure such party remains in compliance with investigator notifications in its respective field. Such AE information should be sent to Seller via email at dapelian@eigerbio.com or sent to Purchaser via email at the email address notified by Purchaser in writing, as applicable. Within thirty (30) days of the Closing, the parties shall enter into a separate written pharmacovigilance agreement with respect to the Licensed Progeria Products and other Licensed Products, as applicable, to enable the parties to fulfill their respective regulatory reporting obligations under Applicable Laws.

(c) Without limiting any party’s rights or obligations in the foregoing, at the request of a party, the other party shall provide the requesting party with all materials, data, information or other documents necessary in form and substance to allow the requesting party to comply with its obligations under Section 5.3 of the Merck License Agreement (in the case of Seller as the requesting party) and under the Sublicense Agreement (in the case of Purchaser as the requesting party).

(d) Prior to the Lonafarnib IND Transfer Date, Seller will comply with its obligations under Applicable Laws, including drug surveillance, safety data reporting, and other required pharmacovigilance activities, as the holder of the Lonafarnib INDs. After the Lonafarnib IND Transfer Date, Purchaser will comply with its obligations under Applicable Laws, including drug surveillance, safety data reporting, and other required pharmacovigilance activities, as the holder of the Lonafarnib INDs. The Seller Group shall, at no cost to Purchaser, (i) maintain and administer the Global Safety

Databases itself and through its Third Party service provider under the Global Safety Database Contracts, (ii) provide Purchaser the pharmacovigilance services set forth on Schedule 7.10(d)(1) from the Closing Date until the Lonafarnib IND Transfer Date, and (iii) provide Purchaser the pharmacovigilance services set forth on Schedule 7.10(d)(2) from the Lonafarnib IND Transfer Date until the date that is ninety (90) days after the Closing Date, which services in clauses (ii) and (iii) will be provided by Seller as Purchaser’s service provider and under the reasonable direction and supervision of Purchaser in order to assist Purchaser as reasonably necessary to comply with its obligations under Applicable Laws, including drug surveillance, safety data reporting, and other required pharmacovigilance activities, as the holder of the Lonafarnib INDs. Notwithstanding the foregoing, in each case of the foregoing clauses (i), (ii), and (iii), the Seller Group will no longer be required to perform such activities following the earlier of (A) the Plan Consummation Date and (B) the date on which ownership or administration of the Global Safety Databases has been fully transferred and transitioned to Purchaser, the Zokinvy Buyer, and/or a Third Party service provider, as mutually agreed by the Purchaser and the Zokinvy Buyer (such earlier date, the “PV Services Stop Date”). Until the PV Services Stop Date , the Seller Group shall not without Purchaser’s prior written consent, (y) sell, assign, license, transfer, convey, deliver or otherwise divest its interests in any of the Global Safety Database Contracts to a Third Party, or amend or modify any of the Global Safety Database Contracts, in each case, in a manner that adversely affects, or would reasonably be expected to adversely affect, Purchaser’s ability to access, receive, or be provided data from the Global Safety Databases, Purchaser’s rights or obligations under this Agreement, or Purchaser’s ability to Develop or Commercialize any Lonafarnib Antiviral Products, or (z) undertake any action that would constitute a material breach of, or reduce the Seller Group’s rights under, any Global Safety Database Contract.

7.11 Existing Manufacturing Contracts. From and after the Closing:

(a) For each Existing Manufacturing Contract, which assignment to Purchaser will become effective as of the applicable Existing Manufacturing Contract Transfer Date, during the period of time beginning on the Closing Date and ending on the Existing Manufacturing Contract Transfer Date for the applicable Existing Manufacturing Contract (the “Existing Manufacturing Contract Interim Term”), to the extent permitted to do so under Applicable Law, including any Order or Final Order, Seller shall retain each such Existing Manufacturing Contract in full force and effect until the applicable Existing Manufacturing Contract Transfer Date, including as necessary to (i) grant and provide the benefit to Purchaser of Seller’s rights under such Existing Manufacturing Contracts, and (ii) delegate Seller’s obligations under such Existing Manufacturing Contract to Purchaser, in each case (i) and (ii), for Purchaser to fully exercise Purchaser’s rights and perform Purchaser’s obligations pursuant to this Agreement, the Sublicense Agreement, or the Merck Side Letter, conduct the Business, and use and exploit the Transferred Assets. During the Existing Manufacturing Contract Interim Term, Purchaser hereby agrees to be bound by and comply with, and agrees to cause its Affiliates to be bound by and comply with, all of the terms, conditions, obligations, and any restriction of rights, applicable to a sublicensee of Seller under the Existing Manufacturing Contracts. Seller will use reasonable efforts to not, and to ensure that its Affiliates do not (A) sell, assign, transfer, convey, deliver or otherwise divest its interests in any of the Existing Manufacturing Contracts to a Third Party in a manner that adversely affects, or would reasonably be expected to adversely affect, Purchaser’s rights or obligations under this Agreement or Purchaser’s ability to Commercialize any Lonafarnib Antiviral Products, (B) amend any of the Existing Manufacturing Contracts in a manner that adversely affects the rights granted to Purchaser under this Agreement or Purchaser’s ability to Commercialize any Lonafarnib Antiviral Products, or (C) undertake any action that would constitute a material breach of, and allow the Third Party that is a party to any Existing Manufacturing Contract to terminate, any Existing Manufacturing Contract, in each case, with respect to any Lonafarnib Antiviral Product.

(b) Seller will provide to Purchaser, within thirty (30) days following the end of a Calendar Quarter, an invoice for each preceding Calendar Quarter, which will include all fees, costs and expenses incurred by Seller in connection with, or other amounts due under, any Existing Manufacturing Contract to the extent such fees, costs, expenses or amounts relate to any Lonafarnib Antiviral Product or any Third Party services provided under such Existing Manufacturing Contracts to the extent related to any Lonafarnib Antiviral Product. Purchaser will pay each invoice no later than thirty (30) days after receipt. If Purchaser fails to pay the full amount of any invoice within such thirty (30) day period, then Seller may, upon reasonable notice to Purchaser, suspend its obligations hereunder to provide any and all services or other benefits under such Existing Manufacturing Contracts until such time as all invoices have been paid in full.

(c) As of each Existing Manufacturing Contract Date, except with respect to rights exercised by Seller on behalf of, or obligations delegated to, Purchaser pursuant to Section 7.11(a), or payments invoiced to Purchaser under Section 7.11(b) that have not been paid in full, the representations and warranties of Seller under Section 3.8 solely with respect to the Existing Manufacturing Contracts shall be true and correct in all respects as of applicable Existing Manufacturing Contract Date as though made at and as of such time.

7.12 Zokinvy Buyer Agreement. Following the Closing, Purchaser shall negotiate in good faith with the Zokinvy Buyer a Zokinvy Buyer Agreement which addresses the following matters: (a) the determination and allocation of Cross-Field Sales (as defined in the Merck License Agreement); (b) a safety data exchange agreement for the exchange of safety data relating to the Zokinvy Product and Lonafarnib Antiviral Products and responsibility for maintaining the Global Safety Databases; (c) a grant by Purchaser to the Zokinvy Buyer of a license to the Transferred Regulatory Information and Transferred Data to replace the license granted to Seller under Section 7.7, (d) a license and right of reference to, and right to access and receive copies of, the INDs and NDAs, including all modules thereof, related to the Zokinvy Product and all data related thereto directly from the Zokinvy Buyer, and letters of authorization in furtherance thereof; (e) a co-existence agreement for trademarks containing the word “Eiger”; and (f) supply by Purchaser to the Zokinvy Buyer of the Zokinvy Product under Purchaser’s rights under the Existing Manufacturing Contracts after the Existing Manufacturing Contract Transfer Date for such Existing Manufacturing Contract.

7.13 Joint Ownership of General Licensed Product Regulatory Information, General Licensed Product Data, and General Business Books and Records. As of the Closing Date, Seller shall assign, and hereby assigns, its entire right, title, and interest in and to all General Licensed Product Regulatory Information, General Licensed Product Data, and General Business Books and Records to Purchaser and the Zokinvy Buyer as equal joint owners, subject to and conditioned solely upon the agreement of Purchaser and the Zokinvy Buyer with respect to such joint ownership (the “Joint Ownership Agreement”). Such assignment shall be effective automatically and without further notice immediately and solely upon the effectiveness of the Joint Ownership Agreement. Following the Closing, Purchaser shall use good faith efforts to negotiate with the Zokinvy Buyer the Joint Ownership Agreement. Unless otherwise required under Applicable Law, including any Order or Final Order, Seller shall not grant any Third Party any license or right to, or sell, transfer, encumber, or distribute, any of its right, title, or interest in any General Licensed Product Regulatory Information, General Licensed Product Data, or General Business Books and Records without the prior written agreement of both Seller and the Zokinvy Buyer. Any breach of this Section 7.13 by Seller shall be deemed a material breach of this Agreement and entitle the Purchaser to seek specific performance.

7.14 Virology Collaborator Confirmation Letters. Within thirty (30) days after the Closing Date, the Seller and Purchaser shall use commercially reasonable efforts to obtain a Virology Collaborator Confirmation Letter from each Virology Collaborator.

7.15 Cross-Over Contracts.

(a) From the Agreement Date until the Plan Consummation Date, the Seller Group shall not, and shall cause its Affiliates not, to reject, amend, modify, sell, assign, license, transfer, convey, deliver or otherwise divest its interests in any of the agreements on Schedule 7.15 (the “Cross-Over Contracts”) in a manner that adversely affects, or would reasonably be expected to adversely affect, Purchaser’s rights or obligations under this Agreement, or Purchaser’s ability to Develop or Commercialize any Lonafarnib Antiviral Products.

(b) Except for those Cross-Over Contracts rejected, transferred, assigned or terminated by the Seller Group without violating Section 7.15(a), the Seller Group shall, upon Purchaser’s written request, transfer and assign, and hereby transfers and assigns, automatically and without further notice, to the Purchaser, each other Cross-Over Contract, effective on the date that is the earliest to occur of (a) the date that each and every Cross-Over Contract Benefited Party of such Cross-Over Contract obtains (i) a new agreement with the applicable counterparty of such Cross-Over Contract for substantially the same services as those then being provided to Seller by such counterparty under such Cross-Over Contract, or (ii) an agreement with a Third Party such that such services then being provided under such Cross-Over Contract to such Cross-Over Benefited Party are no longer needed by such Cross-Over Benefited Party, (b) the date Purchaser and all Cross-Over Contract Benefited Parties of such Cross-Over Contract agree to such transfer and assignment of such Cross-Over Contract, and (c) the date all Cross-Over Benefited Parties are no longer receiving any services under such Cross-Over Contract; and upon such transfer and assignment, such Cross-Over Contract shall be deemed an Assigned Contract for all purposes under this Agreement; the Purchaser shall be responsible for paying the associated Purchaser Cure Amount (if any) with respect to such Cross-Over Contract; and (if applicable) Seller shall be responsible for paying all related Seller Cure Amounts.

(c) Notwithstanding the foregoing Sections 7.15(a) and 7.15(c), (x) the IQVIA Contracts shall be Assigned Contracts upon the occurrence of the Satisfactory IQVIA Cure Resolution, and (y) the Cross-Over Contracts that are not IQVIA Contracts (the “Other Cross-Over Contracts”) shall be Assigned Contracts upon the occurrence of the Satisfactory Other Cure Resolution, provided that if the Satisfactory IQVIA Cure Resolution does not occur by the Plan Consummation Date, the IQVIA Contract shall be Excluded Contracts, and if the Satisfactory Other Cure Resolution does not occur by the Plan Consummation Date, the Other Cross-Over Contracts shall be Excluded Contracts. “Satisfactory IQVIA Cure Resolution” means a resolution of the cure objection with respect to the IQVIA Contracts that provides for a Cure Amount of no greater than $2,000,000 or that is otherwise acceptable to Purchaser in its sole discretion. “Satisfactory Other Cure Resolution” means a resolution of the cure objections with respect to the Other Cross-Over Contracts that provides for a Cure Amount either (i) in the aggregate with the Cure Amount of the Satisfactory IQVIA Cure Resolution, of no greater than $2,000,000, or (ii) if in excess of (i), that is otherwise acceptable to Purchaser in its sole discretion. In the event that the a Cross-Over Contract becomes an Excluded Contract, Purchaser agrees to use commercially reasonable efforts to preserve the Transferred Data, including the Global Safety Databases, and fully transfer and transition the Transferred Data and Transferred Regulatory Information to Purchaser, and shall not instruct the counterparties to the IQVIA Contracts to delete or remove the Transferred Data from the Global Safety Databases.

(d) For the avoidance of doubt, after the Closing Date, when any Cross-Over Contract becomes an Assumed Contract, the Seller and Purchaser shall each promptly pay or cause to be paid all Purchaser Cure Amounts and Seller Cure Amounts (if any) for such Assumed Contract.

7.16 Confirmation Letters. Within seven (7) Business Days after Purchaser’s written request provided to Seller after the Closing, Seller and its Affiliates shall provide a letter of confirmation to Purchaser for delivery by Purchaser to any Person that possesses or otherwise holds any Transferred Assets that confirms that Purchaser acquired and is the exclusive owner of the relevant Transferred Assets held by such Person in a form reasonably acceptable to Purchaser. Purchaser will have the right to provide any such letter of confirmation to any Person.

ARTICLE 8.

CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligation. The respective obligations of the parties hereto to effect the Transactions are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Seller and Purchaser), at or prior to the Closing, of the following conditions:

(a) No Injunctions or Restraints. No Order or Applicable Law preventing the consummation of the Transactions shall be in effect.

(b) Sale Order. The Bankruptcy Court shall have entered the Sale Order and such Sale Order shall be a Final Order (unless such Final Order requirement is waived by the Seller and Purchaser in their respective sole discretion).

8.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Transactions is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Purchaser), at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Seller set forth in ARTICLE 3 shall be true and correct in all respects (without giving effect to any qualifications or limitations as to “materiality”, “Material Adverse Effect” or words of similar import set forth therein) as of the Closing as though made at and as of such time (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Covenants and Obligations. The Seller shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Closing, except to the extent of changes or developments contemplated expressly by the terms of this Agreement or caused by the Transactions.

(c) Effective Assignment of Contracts. The Bankruptcy Court shall have entered an order (which may be the Sale Order) approving the assumption and assignment to Purchaser of the Assigned Contracts, which order shall be a Final Order and in full force and effect and in a form and substance satisfactory to Purchaser.

(d) Closing Deliverables. The Seller shall have delivered to Purchaser the closing deliveries required to be delivered by the Seller pursuant to Section 2.8(a), Section 2.8(b), Section 2.8(c), Section 2.8(d), Section 2.8(f), and Section 2.8(g).

8.3 Conditions to Obligations of the Seller. The obligation of the Seller to effect the Transactions is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Seller), at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Purchaser set forth in ARTICLE 4 shall be true and correct in all respects (without giving effect to any qualifications or limitations as to “materiality” or words of similar import set forth therein) as of the Closing as though made at and as of such time (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, (i) have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or (ii) otherwise prevent, hinder or delay the consummation of the Transactions.

(b) Performance of Covenants and Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Closing, except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the Transactions.

(c) Closing Deliverables. Purchaser shall have delivered to the Seller the closing deliveries required to be delivered by Purchaser pursuant to Section 2.8(a), Section 2.8(b), Section 2.8(c), Section 2.8(d), Section 2.8(e), and Section 2.8(f).

8.4 Waiver of Condition; Frustration of Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing. Neither Purchaser nor the Seller may rely on the failure of any condition set forth in this ARTICLE 8, as applicable, to be satisfied if such failure was caused by such party’s failure to use, as required by this Agreement, its reasonable best efforts to consummate the Transactions.

8.5 Delivery of a Notice of Readiness to Close. At any time after the Seller’s satisfaction of its conditions to Closing in accordance with the terms of Section 8.1 and Section 8.3 of this Agreement, the Seller may deliver a notice to Purchaser (a “Notice of Readiness to Close”). Purchaser shall have three (3) Business Days from delivery of a Notice of Readiness to Close to satisfy its conditions to Closing in accordance with the terms of Section 8.1 and Section 8.2 of this Agreement and consummate the Transactions. If Purchaser does not satisfy its conditions to Closing and consummate the Transaction within three (3) Business Days, Purchaser shall forfeit the entire Deposit Escrow Amount to the Seller.

ARTICLE 9.

TERMINATION

9.1 Events of Termination. Notwithstanding anything to the contrary, this Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Purchaser and the Seller;

(b) automatically, upon (i) the consummation of a sale or other disposition of all or substantially all of the Transferred Assets to a Person other than Purchaser (each, an “Alternate Transaction”), (ii) if, at close of the Auction, Purchaser’s bid has not been selected as either the winning bid or the Back-Up Bid or (iii) if, at the close of the Auction, Purchaser’s bid was selected as the Back-Up Bid, upon the consummation of a Competing Bid or Alternate Transaction;

(c) by Purchaser or the Seller by written notice to Purchaser or the Seller from the other, if the Bankruptcy Case is dismissed or converted to a case under chapter 7 of the Bankruptcy Code;

(d) by Purchaser or the Seller by written notice to Purchaser or the Seller from the other, if Purchaser is not selected as having the winning bid or Back-Up Bid at Auction, if any;

(e) by Purchaser if the Seller (i) withdraws the motion for the Sale Order, or publicly announces its intention to withdraw such motion, (ii) moves to voluntarily dismiss the Bankruptcy Cases, (iii) moves for conversion of the Bankruptcy Cases to Chapter 7 of the Bankruptcy Code, or (iv) moves for appointment of an examiner with expanded powers pursuant to Section 1104 of the Bankruptcy Code or a trustee in the Bankruptcy Cases;

(f) by Purchaser, by written notice from Purchaser to the Seller, if there has been a breach or inaccuracy of a covenant, representation or warranty made by the Seller in this Agreement, such that the conditions in Section 8.1 or Section 8.2 are not capable of being satisfied and which breach is incapable of being cured or, if capable of being cured, has not been cured by the Seller prior to the earlier of (i) twenty (20) Business Days after receipt of written notice from Purchaser requesting such breach be cured or (ii) the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(f) shall not be available to Purchaser if the failure of Purchaser to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, such breach, or if the conditions in Section 8.1 or Section 8.3 are not capable of being satisfied because there is then a breach or inaccuracy of a covenant, representation or warranty made by Purchaser in this Agreement;

(g) by the Seller, by written notice from the Seller to Purchaser, if there has been a breach or inaccuracy of a covenant, representation or warranty made by Purchaser in this Agreement, such that the conditions in Section 8.1 or Section 8.3 are not capable of being satisfied and which breach is incapable of being cured or, if capable of being cured, has not been cured by Purchaser prior to the earlier of (i) 20 Business Days after receipt of written notice from the Seller requesting such breach be cured or (ii) the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(g) shall not be available to the Seller if the failure of the Seller to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, such breach, or if the conditions in Section 8.1 or Section 8.3 are not capable of being satisfied because there is then a breach or inaccuracy of a covenant, representation or warranty made by the Seller in this Agreement;

(h) by Purchaser or the Seller, by written notice from Purchaser or the Seller to the other, if any Governmental Authority of competent jurisdiction shall have issued an Order, enacted any Applicable Law or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Transactions and, in the case of Orders and other actions, such Order or other action shall have become Final Orders; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(h) shall not be available to the party seeking to terminate if any action of such party or any failure of such party to act has contributed to such Order or other action and such action or failure constitutes a breach of this Agreement;

(i) by Purchaser or the Seller, by written notice from Purchaser or the Seller to the other, if the Closing has not occurred on or prior to October 5, 2024 (the “Outside Date”); provided, however, that the party exercising the right to terminate this Agreement pursuant to this Section 9.1(i) shall not have been responsible for such failure of the Closing to occur through a breach or inaccuracy of a covenant, representation or warranty contained in this Agreement (it being understood, acknowledged, and agreed that if Seller is unable to provide any required Closing deliverable of Seller, then Seller shall be deemed to have been responsible for such failure of the Closing for purposes of this Section 9.1(i)); or

(j) by Purchaser by written notice to the Seller if the Bankruptcy Court does not approve the Bid Procedures Order without any material modifications (other than such modifications reasonably acceptable to Purchaser) to the protections to Purchaser set forth in Section 9.3(a), Section 9.3(b), and Section 9.3(c).

9.2 Effect of Termination.

(a) In the event that this Agreement shall be terminated pursuant to Section 9.1, (a) Purchaser and its representatives shall promptly return all documents, work papers and other materials of the Seller including any confidential information and (b) all further obligations of the parties hereto under this Agreement shall terminate without further Liability or obligation to the other parties hereto; provided, however, that, notwithstanding the foregoing, the Liabilities and obligations under (i) the Confidentiality Agreement, and (ii) Section 2.9(c), Section 6.2(c), this Section 9.2, Section 9.3, and ARTICLE 10 shall continue in full force and effect.

(b) Notwithstanding anything to the contrary in this Agreement, in the event of valid termination of this Agreement pursuant to Section 9.1, (i) Seller’s Liability hereunder for any and all breaches of this Agreement prior to such termination of this Agreement shall be capped at an amount equal to the Deposit Escrow Amount, and Purchaser shall be entitled to all remedies available at law or in equity, including payment of the Termination Fee and Expense Reimbursement pursuant to Section 9.3, and (ii) Purchaser’s Liability hereunder for any and all breaches of this Agreement prior to such termination of this Agreement shall be capped at an amount equal to the Deposit Escrow Amount and Seller shall be entitled to all remedies available at law or in equity, including payment of the Deposit Escrow Amount pursuant to Section 2.9(c).

9.3 Termination Fee and Expense Reimbursement.

(a) Subject to limitations set forth in the Bid Procedures Order, in consideration of Purchaser having expended considerable time and expense in connection with this Agreement and the negotiation thereof, and the identification and quantification of assets to be included in the Transferred Assets, and to compensate Purchaser as a stalking-horse bidder, the Seller shall pay in cash to Purchaser, by wire transfer of immediately available funds to the account specified by Purchaser to the Seller in writing, an amount equal to the Termination Fee in the event that this Agreement is terminated pursuant to any of Sections 9.1(b)-(f) or 9.1(h)-(i) in which case the Termination Fee shall be due and payable simultaneously with any termination of this Agreement; provided that Purchaser shall not be entitled to the fee described in this Section 9.3(a) to the extent Purchaser is in material breach of this Agreement at the time this Agreement is terminated pursuant to Sections 9.1(b)-(f) or 9.1(h)-(i) if Seller has provided notice of such material breach to Purchaser and such material breach has remained uncured for more than five (5) Business Days after Purchaser’s receipt of such notice. The Seller’s obligation to pay the Termination Fee pursuant to this Section 9.3(a) shall survive termination of this Agreement and shall constitute an administrative expense of the Seller under section 364(c)(1) of the Bankruptcy Code with priority over any and all administrative expenses of the kind, including those specified in section 503(b) or 507(b) of the Bankruptcy Code.

(b) Subject to limitations set forth in the Bid Procedures Order, in consideration of Purchaser having expended considerable time and expense in connection with this Agreement and the negotiation thereof, and the identification and quantification of assets to be included in the Transferred Assets, if this Agreement is terminated in accordance with the terms set forth in any of Sections 9.1(b)-(f) or 9.1(h)-(i), then the Seller shall pay to Purchaser in cash not later than two (2) Business Days following receipt of documentation supporting the request for reimbursement of costs, fees and expenses, the Expense Reimbursement, in an amount not to exceed $224,000, by wire transfer of immediately available funds to an account specified by Purchaser to the Seller in writing; provided that Purchaser shall not be entitled to the fee described in this Section 9.3(b) to the extent Purchaser is in material breach of this Agreement at the time this Agreement is terminated pursuant to Sections 9.1(b)-(f) or 9.1(h)-(i) if Seller has provided notice of such material breach to Purchaser and such material breach has remained uncured for more than five (5) Business Days after Purchaser’s receipt of such notice. The Seller’s obligation to pay the Expense Reimbursement pursuant to this Section 9.3(b) shall survive termination of this Agreement and shall constitute an administrative expense of Seller under section 364(c)(1) of the Bankruptcy Code with priority over any and all administrative expenses of the kind, including those specified in section 503(b) or 507(b) of the Bankruptcy Code.

(c) The Seller agrees and acknowledges that Purchaser’s due diligence, efforts, negotiation, and execution of this Agreement have involved substantial investment of management time and have required significant commitment of financial, legal, and other resources by Purchaser, and that such due diligence, efforts, negotiation, and execution have provided value to the Seller and, in the Seller’s reasonable business judgment, is necessary for the preservation of the value of the Seller’s estate. The Seller further agrees and acknowledges that the Termination Fee and the Expense Reimbursement are not a penalty, but rather represent liquidated damages that are reasonable in relation to Purchaser’s efforts, Purchaser’s lost opportunities from pursuing the Transactions, and the magnitude of the Transactions. The provision of the Termination Fee and the Expense Reimbursement is an integral part of this Agreement, without which Purchaser would not have entered into this Agreement.

ARTICLE 10.

GENERAL PROVISIONS

10.1 Survival of Representations, Warranties and Covenants. All covenants and agreements contained in this Agreement that by their term are to be performed in whole or in part, or which prohibit actions, subsequent to Closing shall, solely to the extent such covenants and agreements are to be performed, or prohibit actions, subsequent to Closing, survive the Closing in accordance with their terms until fully performed or satisfied. All other covenants and agreements contained herein, and all representations and warranties contained herein or in any certificated deliveries hereunder shall not survive Closing and shall therefor terminate, including any Action for damages in respect of any breach or inaccuracy thereof. Notwithstanding the foregoing, the provisions of Section 2.9(c), Section 6.2, Section 9.2, this ARTICLE 10 and the Confidentiality Agreement shall survive the Closing. For the avoidance of doubt, nothing in this Section 10.1 shall affect the survival of the covenants or representations or warranties of Seller under the Sublicense Agreement or its related agreements.

10.2 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, the Confidentiality Agreement and the Related Documents, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior and contemporaneous agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (including any letters of intent or term sheets), whether written or oral, among the parties with respect to such subject matter (other than, for the avoidance of doubt, the Confidentiality Agreement and the Related Documents) or any prior course of dealings. The parties hereto have voluntarily agreed to define their rights, Liabilities and obligations respecting the Transactions exclusively in contract pursuant to the express terms and conditions of this Agreement, the Confidentiality Agreement and the Related Documents, and the parties hereto expressly disclaim that they are owed any duties or entitled to any remedies not expressly set forth in this Agreement, the Confidentiality Agreement and the Related Documents. Furthermore, the parties each hereby acknowledge that this Agreement, the Confidentiality Agreement and the Related Documents embody the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and all parties to this Agreement, the Confidentiality Agreement and the Related Documents specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary purchaser and an ordinary seller in an arm’s-length transaction. The sole and exclusive remedies for any Related Claims shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement); and the parties hereby agree that neither party hereto shall have any remedies or cause of action (whether in contract or in tort or otherwise) of any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement.

10.3 Amendment; No Waiver. This Agreement and the Related Documents may be amended, supplemented or changed, and any provision hereof or thereof can be waived, only by a written instrument making specific reference to this Agreement (and, if applicable, the Related Documents) executed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.

The waiver by any party of a breach of any provision of this Agreement or the Related Documents shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall a single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.4 Severability; Specific Versus General Provisions. Whenever possible, each provision of this Agreement and the Related Documents shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any term or other provision of this Agreement or the Related Documents is invalid, illegal, or incapable of being enforced by any Applicable Law or public policy, all other terms or provisions of this Agreement and the Related Documents shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, in whole or in part, such term or provision is hereby deemed modified to give effect to the original written intent of the parties to the greatest extent consistent with being valid and enforceable under Applicable Law. No party hereto shall assert, and each party shall cause its respective Affiliates or related parties not to assert, that this Agreement or any part hereof is invalid, illegal or unenforceable. Notwithstanding anything to the contrary, to the extent that a representation, warranty, covenant or agreement of the Seller contained in this Agreement or the Schedules (each, a “Provision”) addresses a particular issue with specificity (a “Specific Provision”), and no breach by the Seller exists under such Specific Provision, the Seller shall not be deemed to be in breach of any other Provision (with respect to such issue) that addresses such issue with less specificity than the Specific Provision, and if such Specific Provision is qualified or limited by the Seller’s Knowledge, or in any other manner, no other Provision shall supersede or limit such qualification in any manner.

10.5 Expenses and Obligations. Except as otherwise provided in this Agreement, all costs and expenses incurred by the parties hereto in connection with the Transactions, including the costs, expenses and disbursements of counsel and accountants, shall be borne solely and entirely by the party that has incurred such expenses; provided, however, that Purchaser shall pay, or promptly reimburse the Seller for, any filing fees which relate to any required governmental filing or notification and Purchaser shall pay any Transfer Taxes.

10.6 Notices. All notices, consents, waivers, and other communications under this Agreement or the Related Documents shall be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service, (c) if delivered by electronic mail (unless the sender receives an automated message that the email has not been delivered) on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day) and (d) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or email addresses set forth below (or to such other addresses as a party may designate by notice to the other parties in accordance with this Section 10.6):

If to Purchaser:

Eiger InnoTherapeutics, Inc.

2061 Webster Street

Palo Alto, CA 94301

Attn: Dr. Jeffrey Glenn

Email: jsglenn@stanford.edu

with a copy to (which will not constitute notice):

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, New York 10018

Attn: Kizzy Jarashow, Maggie Wong, and David Chen

email: kjarashow@goodwinlaw.com; mwong@goodwinlaw.com; dchen@goodwinlaw.com

If to the Seller:

Eiger BioPharmaceuticals, Inc.

2100 Ross Avenue

Dallas, Texas 75201

Attn: David Apelian, Chief Executive Officer

Email: dapelian@eigerbio.com

with a copy to (which will not constitute notice):

Sidley Austin LLP

2021 McKinney Ave., Suite 2000

Dallas, TX 75201

Attention: Thomas R. Califano, William E. Curtin and Anne G. Wallice

Email: tom.califano@sidley.com, wcurtin@sidley.com, and anne.wallice@sidley.com

10.7 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format, or other agreed format shall be sufficient to bind the parties to the terms and conditions of this Agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any Related Document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

10.8 Governing Law. This Agreement, the Related Documents and all Related Claims shall be governed by the internal laws of the State of Delaware (including its statute of limitations), without giving effect to any choice or conflict of law principles or rules that would cause the application of the Applicable Laws of any other jurisdiction.

10.9 Submission to Jurisdiction; Consent to Service of Process.

(a) Without limiting any party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to interpret and/or enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any Related Document, any breach or default hereunder or thereunder, or the Transactions, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 10.6; provided, however, that if the Bankruptcy Cases have closed, the parties agree to irrevocably submit to the exclusive jurisdiction of the United States District Court for the Northern District of Texas over all Related Claims, and each party hereto hereby irrevocably agrees that all Related Claims may be heard and determined in such courts. The parties hereto hereby irrevocably and unconditionally waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue of any such Related Claim brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any Related Claim by the delivery of a copy thereof in accordance with the provisions of Section 10.6 (other than by email) along with a notification that service of process is being served in conformance with this Section 10.9(b). Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Applicable Law.

10.10 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE RELATED DOCUMENTS OR ANY RELATED CLAIMS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING OR RELATED CLAIM BROUGHT BY OR AGAINST IT, DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED DOCUMENTS OR ANY RELATED CLAIMS.

10.11 Rights Cumulative. All rights and remedies of each of the parties under this Agreement and the Related Documents will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement, the Related Documents or Applicable Law.

10.12 Assignment. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of law and permitted assigns of the parties hereto. No assignment of this Agreement or any of the rights, interests or obligations under this Agreement may be made by any party hereto at any time, whether or not by operation of law, without the prior written consent of the Seller and Purchaser, and any attempted assignment without the required consent shall be void; provided, however, that (a) Purchaser may assign (i) any of its rights or delegate any of its duties under this Agreement to any of its Affiliates, and (ii) its rights, but not its duties, under this Agreement to any of its financing sources and (b), the Seller may assign any of its rights or delegate any of its duties under this Agreement (i) to any of its Affiliates, (ii) to any creditor or group of creditors pursuant to an order of the Bankruptcy Court entered in the Bankruptcy Cases, including Seller’s rights to payment hereunder and rights and ability to enforce the terms of this Agreement and (iii) for collateral security purposes to any lender of the Seller or its Affiliates; provided, further, however, that, in each case, such assignment shall not release Purchaser from its obligations under this Agreement and the Seller shall have no obligation to pursue remedies against any assignee of Purchaser before proceeding against Purchaser for any breach of Purchaser’s obligations hereunder.

10.13 Specific Enforcement; Remedies. The parties hereto agree that irreparable damage (for which monetary relief, even if available, would not be an adequate remedy) would occur in the event that any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (i) Purchaser, on the one hand, and the Seller, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction without proof of damages or otherwise and that this shall include the right of the Seller to cause Purchaser to fully perform the terms of this Agreement to the fullest extent permissible pursuant to this Agreement and Applicable Laws and to thereafter cause this Agreement and the Transactions to be consummated on the terms and subject to the conditions thereto set forth in this Agreement, and (ii) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, neither the Seller nor Purchaser would have entered into this Agreement. Remedies shall be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement. Each of the parties hereto hereby (A) waives any defenses in any action for specific performance, including the defense that a remedy at law would be adequate, (B) waives any requirement under any Applicable Law to post a bond or other security as a prerequisite to obtaining equitable relief and (C) agrees not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. Notwithstanding anything to the contrary, in no event shall this Section 10.13 be used, alone or together with any other provision of this Agreement, to require the Seller to remedy any breach of any representation or warranty of the Seller.

10.14 Third-Party Beneficiaries. Except as set forth in ARTICLE 2 (with respect to the Seller), Section 10.15 (with respect to the Nonparty Affiliates), Section 10.16 (with respect to the released parties identified therein), Section 10.17 (with respect to the Sellers’ Group Members) and the next sentence, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement. From and after the Closing, all of the Persons identified as third-party beneficiaries in the first sentence of this Section 10.14 shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such Persons were parties to this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with this Agreement without notice or Liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any party hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the Agreement Date or as of any other date.

10.15 No Personal Liability of Directors, Officers and Owners. All Related Claims may be made only against (and are those solely of) the entities that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, or any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, or any financial advisor or lender to, any of the foregoing (collectively, “Nonparty Affiliates”), shall have any Liability pursuant to any Related Claim; and, to the maximum extent permitted by Applicable Law, each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Applicable Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at Applicable Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement or the Related Documents.

10.16 General Release.

(a) Effective as of the Closing, the Seller, on behalf of itself, its Affiliates and each of their respective successors and assigns (each of the foregoing, a “Seller Releasing Party”), hereby fully, irrevocably and unconditionally releases and forever discharges Purchaser and its respective past and present directors, managers, officers, employees, agents, stockholders, members, representatives and Affiliates from and against, and covenants that it will not (directly or indirectly) assert any claim or proceeding of any kind before any Governmental Authority based upon, any and all claims, Actions, causes of action, suits, rights, agreements, Liabilities and demands whatsoever and all consequences thereof, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, both in law and in equity, whether existing as of the Closing or arising thereafter, that a Seller Releasing Party has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date. The foregoing sentence shall not be deemed to be a release or waiver by a Seller Releasing Party of any Action it may have under this Agreement or any of the other Related Documents.

(b) Effective as of the Closing, Purchaser, on behalf of itself, its Affiliates and each of their respective successors and assigns (each of the foregoing, a “Purchaser Releasing Party”), hereby fully, irrevocably and unconditionally releases and forever discharges the Seller, the Seller’s Affiliates and its and their respective past and present directors, managers, officers, agents, stockholders, members, representatives and Affiliates from and against, and covenants that it will not (directly or indirectly) assert any claim or proceeding of any kind before any Governmental Authority based upon, all claims, Actions, causes of action, suits, rights, agreements, Liabilities and demands whatsoever and all consequences thereof, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, both in law and in equity, whether existing as of the Closing or arising thereafter, that a Purchaser Releasing Party has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date. The foregoing sentence shall not be deemed to be a release or waiver by a Purchaser Releasing Party of any Action it may have under this Agreement or any of the other Related Documents.

10.17 Legal Representation. Purchaser and the Seller acknowledge and agree that the Law Firm has represented the Seller Group in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the Related Documents and the consummation of the Transactions, and that the Seller, its Affiliates and its partners, officers, directors and representatives (the “Seller Group Members”) have a reasonable expectation that the Law Firm will represent them in connection with any Action involving any Seller Group Member, on the one hand, and Purchaser or any of its Affiliates and representatives (the “Purchaser Group Members”), on the other hand, arising under this Agreement, the Related Documents or the Transactions. Purchaser hereby, on behalf of itself and the other Purchaser Group Members, irrevocably: (a) acknowledges and agrees that any attorney-client privilege, solicitor-client privilege, work product or other attorney-client or solicitor-client confidential information (“Attorney-Client Information”) arising from communications prior to the Closing between the Seller (including any one or more officers, directors or stockholders of such Seller), on the one hand, and the Law Firm, on the other hand, is not included in the property, rights, privileges, powers, franchises and other interests that are possessed by or vested in the Business or the Transferred Assets, that any such Attorney-Client Information shall be deemed property of, and controlled solely by, such Seller for the benefit and on behalf of the Seller Group Members and, upon request, convey and transfer any Attorney-Client Information to the Seller; (b) acknowledge and agree that the Seller Group Members shall have the right to retain, or cause the Law Firm to retain, any such documentation or information in the possession of the Law Firm or such Seller Group Members at the Closing; (c) agree not to access, retain or use any documentation or information constituting Attorney-Client Information and that no Purchaser Group Member shall have any right to waive any attorney-client privilege or other right to confidentiality with respect to such Attorney-Client Information; (d) disclaim the right to assert a waiver by any Seller Group Member with regard to the attorney-client privilege, solicitor-client privilege or other right to confidentiality with respect to such Attorney-Client Information solely due to the fact that such documentation or information is physically in the possession of Purchaser after the Closing; (e) consent to the Law Firm’s representation after the Closing of any Seller Group Member in any Action that may relate to a Purchaser Group Member or the Transactions and consent to and waive any conflict of interest arising therefrom without the need for any future waiver or consent; and (f) consent to the disclosure by the Law Firm to any Seller Group Member of any documentation or information obtained by the Law Firm during the course of its representation of Seller or any Affiliate prior to the Closing, whether related to this Agreement, the Related Documents, the Transactions or otherwise, whether or not such disclosure is made prior to or after the Closing and whether or not the documentation or information disclosed is subject to any attorney-client privilege, solicitor-client privilege or confidentiality obligation to any Seller Group Member, any Affiliate of the Seller or any other Person. In the event that any Action arises after the Closing between any Purchaser Group Member and a Person other than a Seller Group Member, such Purchaser Group Member shall not disclose any documentation or information that is subject to an attorney-client privilege or other rights of confidentiality referenced in this Section 10.17 without the prior written consent of the applicable Seller; provided, however, that if such Purchaser Group Member is required by judicial order or other legal process to make such disclosure, such Purchaser Group Member shall promptly notify the applicable Seller in writing of such requirement (without making disclosure) and shall provide such Seller with such cooperation and assistance as shall be necessary to enable such Seller to prevent disclosure by reason of such attorney-client privilege, solicitor-client privilege or other rights of confidentiality. This Section 10.17 is for the benefit of the Seller Group Members and such Persons are intended third-party beneficiaries of this Section 10.17.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

PURCHASER:

EIGER INNOTHERAPEUTICS, INC.

By:	/s/ Dr. Jeffrey Glenn
Name: Dr. Jeffrey Glenn
Title: Founding President

Signature Page to Lonafarnib Asset Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLER:

EIGER BIOPHARMACEUTICALS, INC.

By:	/s/ David Apelian
Name: David Apelian
Title: Chief Executive Officer

Signature Page to Lonafarnib Asset Purchase Agreement

EXHIBIT A

Form of Bill of Sale and Assignment and Assumption Agreement

See attached.

EXHIBIT B

Escrow Agreement

See attached.

EXHIBIT C

Form of Intellectual Property Assignment Agreement

See attached.

Schedule 1.1(a)

Permitted Liens

Schedule 2.1(a)

Assigned Contracts

Schedule 2.1(c)

Transferred Regulatory Information

Schedule 2.1(h)

Raw Materials and Inventory

Schedule 2.11(a)

Preliminary Allocation Schedule

Schedule 3.3

Seller Conflict; Required Filings and Consents

Schedule 3.10

Absence of Material Developments

Schedule 3.11

Customers and Suppliers

Schedule 3.12(a)

Intellectual Property Registrations

Schedule 3.12(b)

Intellectual Property Agreements

Schedule 3.14

Product Liability

Schedule 3.18

Inventory Locations and Storage Contracts

Schedule 4.3

Purchaser Conflict; Required Filings and Consents

Schedule 6.1

Conduct of Business

Schedule 6.4

Notices and Consents

Schedule 7.6

Transition Activities

Schedule 7.10(d)(1)

Pharmacovigilance Services prior to Pharmacovigilance Transfer Date

Schedule 7.10(d)(2)

Pharmacovigilance Services after Pharmacovigilance Transfer Date

Schedule 7.15

Cross-Over Contracts